Exhibit 10.1

Execution Version

TRANSFER AGREEMENT

by and among

SUNRISE SENIOR LIVING INVESTMENTS, INC.,

a Virginia corporation,

and

CHT PARTNERS, LP,

a Delaware limited partnership

and

SUNRISE SENIOR LIVING MANAGEMENT, INC.,

a Virginia corporation

June 4, 2012

TABLE OF CONTENTS

Article I.	INTERPRETATION	4

Section 1.01	Defined Terms	4
Section 1.02	Additional Defined Terms	8
Section 1.03	Exhibits	11

Article II.	AGREEMENT TO TRANSFER TRANSFEROR’S INTEREST	11

Section 2.01	Transfer of Transferor’s Interest	11
Section 2.02	Owned Assets	11
Section 2.03	Operating Cash	13
Section 2.04	Down Payment	13

Article III.	DUE DILIGENCE	14

Section 3.01	Investigation of Facilities	14
Section 3.02	Title	16
Section 3.03	Satisfaction of Conditions Precedent	16

Article IV.	REPRESENTATIONS AND WARRANTIES OF TRANSFEREE	17

Article V.	INTENTIONALLY OMITTED	19

Article VI.	INTENTIONALLY OMITTED	19

Article VII.	REPRESENTATIONS AND WARRANTIES OF TRANSFEROR	19

Section 7.01	Organization, Good Standing, Entity Authority and Qualification	19
Section 7.02	Authorization and Binding Effect of Documents	19
Section 7.03	Absence of Conflicts	20
Section 7.04	Consents	20
Section 7.05	Broker’s or Finder’s Fees	20

i

Section 7.06	ERISA	21
Section 7.07	Ownership of Transferor’s Interest	21
Section 7.08	No Judgments	21
Section 7.09	No Governmental Approvals	21
Section 7.10	No Insolvency	22

Article VIII.	BUSINESS REPRESENTATIONS	22

Article IX.	COVENANTS	28

Section 9.01	Publicity	28
Section 9.02	Commercially Reasonable Efforts	28
Section 9.03	No Recordation	28
Section 9.04	Licenses	29
Section 9.05	Casualty	29
Section 9.06	Condemnation	29
Section 9.07	Operation of Business	29

Article X.	CONDITIONS PRECEDENT TO THE OBLIGATION OF TRANSFEREE AND TRANSFEROR TO CLOSE	30

Section 10.01	Conditions to Transferee’s Obligation to Close	30
Section 10.02	Intentionally Omitted	30
Section 10.03	Conditions to Transferor’s Obligation to Close	30

Article XI.	CLOSING	31

Section 11.01	Time and Place	31
Section 11.02	Delivery of Documents at Closing	31

Article XII.	INDEMNITY; DEFAULT; DAMAGES	33

Article XIII.	DOWN PAYMENT AND ESCROW	35

Article XIV.	JOINT VENTURE AND FACILITY DOCUMENTS	38

Article XV.	FEES AND EXPENSES	42

Section 15.07	Other Transferee Mezz Financing Costs	44
Section 15.08	Transferee Closing Cost Amount	44

Article XVI.	REFINANCING	44

Section 16.01	Cooperation	44
Section 16.02	Financing Fees	45
Section 16.03	Refinancing Closing	45

Article XVII.	REPRESENTATIONS AND WARRANTIES OF MANAGER	45

Section 17.01	Manager Representations	45

Article XVIII.	MISCELLANEOUS	46

SCHEDULES

1.	Example of Methodology for Calculating the Quarterly Interest Rate Differential Amount

EXHIBITS

A	Facilities; Facility Owners

B.	Refinancing Term Sheet

C.	Prior Management Agreements and Prior Owner Agreements

D.	Form of Assignment and Assumption of Interest Agreement

E.	Intentionally Omitted

F.	Transferor’s Non-Imputation Affidavit

G.	Intentionally Omitted

H.	Non-Foreign Status Affidavit

I.	Form of JV Agreement

J.	Form of Management Termination

K.	Form of Owner Agreement Termination

L.	Form of Pooling Agreement Termination

M.	Form of Operating Lease

N	Form of New Management Agreement

O.	Form of Management Agreement Guaranty

P.	Form of Manager Pooling Agreement

Q.	Form of Delegation Agreement

R.	Form of Contribution and Indemnification Agreement

S.	Form of Mezz Loan Recognition Agreement

v

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (this “Agreement”) is dated as of the 4th day of June, 2012, by and among SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation (“Transferor”), CHT PARTNERS, LP, a Delaware limited partnership (“Transferee”), and SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation (“Manager”). Certain capitalized terms used herein are defined in Section 1.01.

RECITALS:

A. Transferor is the sole member of CHTSUN PARTNERS IV, LLC, a Delaware limited liability company (“Newco”)

B. Transferor is the sole member of the Sun IV LLC, a Delaware limited liability company (the “Company”). Transferor’s interest in the Company is referred to herein as “Transferor’s Interest.”

C. The Company is the sole member of (i) MetSun Three Pool One, LLC, a Delaware limited liability company (the “Pool One Company”), and (ii) MetSun Two Pool Two, LLC, a Delaware limited liability company (the “Pool Two Company” and collectively with the Pool One Company, the “Pool Companies”).

D. The Pool One Company is the sole member of each of the entities identified as a “Pool One Owner” on Exhibit A attached hereto and the Pool Two Company is the sole member of each of the entities identified as a “Pool Two Owner” on Exhibit A attached hereto. The Pool One Owners and the Pool Two Owners are referred to herein as the “MetSun Facility Owners” (and for purposes of clarification, MetSun Three Dublin OH Senior Living (the “Dublin Property Owner”) is not a MetSun Facility Owner).

E. Each MetSun Facility Owner owns the fee simple interest in one of the five (5) senior living facilities described across from such MetSun Facility Owner’s name on Exhibit A attached hereto (the “MetSun Facilities”) and the Dublin Property Owner owns the fee simple interest in the development property located at 4175 Stoneridge Lane, Dublin, OH (the “Dublin Property”).

F. Transferor is the sole member of Sunrise Connecticut Avenue Assisted Living, LLC, a Virginia limited liability company ( “Conn. Ave. Facility Owner”). Conn. Ave. Facility Owner owns, directly, the fee simple interest in the assisted living facility known as Sunrise of Connecticut Avenue (the “Conn. Ave. Facility”).

G. Transferor is the sole member of Santa Monica AL, LLC, a Delaware limited liability company (“Santa Monica LP”). Santa Monica LP is the sole member of Santa Monica GP, LLC, a Delaware limited liability company (“Santa Monica GP”), and the sole limited partner (owning a 99% limited partnership interest) of AL Santa Monica Senior Housing LP, a Delaware limited partnership (“Santa Monica Facility Owner” and together with the Conn. Ave. Facility Owner and the MetSun Facility Owners, the “Facility Owners” ). Santa Monica GP is the sole general partner (owning a 1% general partnership interest) of Santa Monica Facility Owner. Santa Monica Facility Owner owns the fee simple interest in the assisted living facility known as Sunrise of Santa Monica (the “Santa Monica Facility” and together with the Conn. Ave. Facility and the MetSun Facilities, the “Facilities” and each a “Facility”).

H. Pursuant to a separate management agreement and related documents for each Facility, each of the Facilities is managed by Manager, an Affiliate of Transferor.

I. Transferor and Transferee are pursuing (i) a refinancing of the MetSun Facilities with the Prudential Insurance Company of America (“Lender”) and (ii) a modification of the existing financing in effect in favor of Lender secured by the Conn. Ave Facility and the Santa Monica Facility, each to be entered into at Closing by Newco and/or its subsidiaries on the terms set forth on Exhibit B attached hereto (the “Refinancing Term Sheet”) and such other terms and conditions as are reasonably satisfactory to both Transferor and Transferee (collectively, the “Refinancing”).

J. Transferor shall cause the Company to form, prior to Closing, a new Delaware “C” corporation wholly owned by the Company (“TRS”).

K. Transferor shall cause the Company, prior to Closing, to form the following seven (7) new Delaware entities, which immediately following the Restructuring and Closing, shall be wholly owned by the Company: (i) Metaire LA Senior Living Owner, LLC, a Delaware limited liability company, (ii) Baton Rouge LA Senior Living Owner, LLC, a Delaware limited liability company, (iii) Gilbert AZ Senior Living Owner, LLC, a Delaware limited liability company , (iv) Lombard IL Senior Living Owner, LLC, a Delaware limited liability company, (v) Louisville KY Senior Living Owner, LLC, a Delaware limited liability company, (vi) Connecticut Avenue Assisted Living Owner, LLC, a Delaware limited liability company, and (vii) Santa Monica Assisted Living Owner, LLC, a Delaware limited liability company (each a “New Facility Owner” and collectively the “New Facility Owners”).

L. At Closing, Transferor intends to assign to the Company (a) 100% of its ownership interest in Conn. Ave. Facility Owner and (b) 100% of its ownership interest in Santa Monica LP (the “Conn. Ave/Santa Monica Assignment”).

M. At Closing, immediately after the contribution of Transferor’s Interest to Newco, Transferor and Transferee intend to cause the Facility Owners to transfer and convey to the applicable New Facility Owners, by Special Warranty Deed, fee simple title in and to the Real Property (the “Real Property Conveyance”).

N. At Closing, immediately after the Real Property Conveyance, Transferor and Transferee intend to cause the Company to assign 100% of its interests in the Pool Companies, Conn. Ave. Facility Owner and Santa Monica LP to TRS.

O. At Closing, in return for an approximately fifty five percent (55%) membership interest in Newco (subject to adjustment as set forth herein provided that in no event shall the membership interest of Transferee in Newco be less than 51%), Transferee intends to contribute to Newco an amount equal to (i) Fifty Six Million, Eight Hundred Thousand Dollars ($56,800,000.00) (the “Transferee Cash Contribution Amount”), plus (ii) Transferee’s pro-rata share of Shared Expenses (as hereinafter defined) (collectively, the “Transferee Contribution”).

P. At Closing, immediately after the Conn. Ave/Santa Monica Assignment, Transferor intends to contribute 100% of Transferor’s Interest to Newco plus Transferor’s pro-rata share of the Shared Expenses (collectively, the “Transferor Contribution”) upon which Transferor will retain an approximately forty-five percent (45%) membership interest in Newco (subject to adjustment as set forth herein).

Q. A portion of the Transferee Contribution in an amount equal to approximately Forty Nine Million, Six Hundred and Sixty Seven Thousand, Five Hundred and Fifty Five Dollars ($49,667,555.67) (the “Existing Financing Payoff Amount”) shall be utilized at Closing to prepay in full the existing financing encumbering the MetLife Facilities and the Dublin Property.

R. That portion of the Transferee Contribution remaining after payment of the Existing Financing Payoff Amount, any Transferee Closing Cost Amount and the Transferee’s Shared Expenses, if any, shall be used by Newco for working capital purposes.

S. A portion of the cash held by the Company immediately after Closing in the amount of Five Million Dollars ($5,000,000.00) (the “Initial Distribution”) shall be distributed to Transferor immediately after Closing in accordance with the terms and conditions of the JV Agreement (as hereinafter defined).

T. The steps described in the foregoing Recitals J-P to form a new joint venture for the purpose of owning and operating the Facilities, as well as any other structuring required pursuant to the Refinancing and agreed to by Transferor and Transferee in their reasonable discretion, shall hereinafter be referred to as the “Restructuring.”

U. On the occurrence of the Closing, Transferor and Manager intend to terminate or cause to be terminated (a) the Management Agreements listed and described on Exhibit C attached hereto (individually, a “Prior Management Agreement” and collectively, the “Prior Management Agreements”), (b) the Owner Agreements listed and described on Exhibit C attached hereto (individually, a “Prior Owner Agreement” and collectively the “Prior Owner Agreements”), (c) that certain Manager Pooling Agreement (MetLife Three Transaction Pool One) dated as of September 23, 2008, among certain Facility Owners, the Company (as successor in interest to Master MetSun Three, LP) and Manager (as amended, the “Prior Pool One Pooling Agreement”) and (d) that certain Manager Pooling Agreement dated as of March 20, 2012, among certain Facility Owners, the Company and Manager (as amended, the “Prior Pool Two Pooling Agreement” and together with the Prior Pool One Pooling Agreement, the “Prior Pooling Agreements”).

V. At Closing, immediately after the termination of the Prior Management Agreements, Prior Owner Agreements and the Prior Pooling Agreements, Transferor and Transferee intend to cause the Facility Owners and Facility Lessees to execute and deliver the Operating Leases, New Management Agreements and Manager Pooling Agreement (each as hereinafter defined) and Manager intends to execute and deliver such New Management Agreements and Manager Pooling Agreement and Transferee intends to execute and deliver the Management Agreement Guaranties.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

INTERPRETATION

Section 1.01 Defined Terms. As used herein, the following terms shall have the meanings indicated:

Affiliate: With respect to any specified Person that is not an individual, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.

Assignment and Assumption of Interest Agreement: Assignment and Assumption Agreement substantially in the form of Exhibit D.

Business Day: Any day, other than a Saturday, a Sunday or a day on which banks in New York City are required or authorized to close.

Charter Documents: (i) with respect to any Person which is a corporation, the certificate of incorporation an bylaws of such Person, (ii) with respect to any Person which is a limited liability company, the certificate of formation and operating or limited liability company agreement of such Person, and (iii) with respect to any Person which is a limited partnership, the certificate of limited partnership and partnership agreement of such Person.

Code: The United States Internal Revenue Code of 1986, as amended.

Contract Date: The date of this Agreement, set forth in the introductory paragraph.

Disclosure Statement: The Disclosure Statement prepared by Transferor and delivered to Transferee as of the date hereof.

Documents: This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

Down Payment: The sum of Five Hundred Thousand Dollars ($500,000.00).

Due Diligence Period: A period ending at 5:00pm EST on the date that is forty-five (45) days following the date of this Agreement, as the same may be extended by the mutual written consent of the parties hereto.

Environmental Claims: All claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage, damage to natural resources or violations of Environmental Laws, made by any Governmental Entity or other Person arising from or in connection with the (i) spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property.

Environmental Laws: Any federal, state or local law, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating Hazardous Materials or relating to the protection of human health and safety from Hazardous Materials or relating to the protection of natural resources or the environment and applicable to the Owned Assets.

Environmental Liabilities: All Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent: First American Title Insurance Company, National Commercial Services Office in Orlando, Florida.

Existing Owner Financing: The existing mortgage financing obtained by the Facility Owners with respect to the Facilities.

GAAP: United States generally accepted accounting principles, consistently applied.

Governmental Entity: Any governmental authority, agency, commission, board or public authority.

Hazardous Materials: Any material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, or microbiological contamination, (ii) the presence of which in the environment requires remediation or abatement pursuant to any Environmental Law, or is defined, listed or identified pursuant to any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import, or (iii) is regulated under any Environmental Law; provided, however, that Hazardous Material shall not include (a) cleaning material, pre-packaged supplies, and petroleum products customarily used in the operation and maintenance of comparable properties, (b) cleaning materials, personal grooming items, and other items sold in pre-packaged containers for consumer use and used by tenants and residents in the Facilities, (c) any pharmaceuticals, vaccines or medical products or devices, or medical waste or biological waste, including those materials defined as “medical waste” or “biological waste” under Environmental Laws, and (d) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Facilities’ parking areas and equipment, so long as, to the extent required, all applicable Licenses for the use of any of the foregoing have been obtained and are in full force and effect and so long as all the foregoing are used, stored, handled, transported and disposed of, and otherwise managed in quantities and types appropriate for such activities and in compliance with all Environmental Laws.

Healthcare Permits: All licenses, permits, certifications or approvals issued by Governmental Entities necessary for Facility Owners and Manager to provide healthcare and other assisted living services to Residents as are provided or offered by Facility Owners or Manager as of the Contract Date.

Liabilities: Liabilities, obligations, commitments or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, accrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, Loss, Taxes, damage, deficiency, cost or expense, but excluding, with respect to the relationships among the parties to this Agreement created hereunder, consequential damages.

Licenses: All certificates, licenses, and permits issued by Governmental Entities in connection with the ownership, leasing, use, occupancy, operation, and maintenance of the Facilities, including the Healthcare Permits.

Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, voting trust agreement, community property interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

Loss: With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, but excluding consequential damages.

Material Adverse Effect: Any change, event, development or effect that individually or in the aggregate has a material adverse effect on (a) the assets, business, operations, capitalization, financial condition (including Liabilities) or results of operations of Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Facility Owners, the New Facility Owners, the Facilities, or the Real Property in the aggregate or (b) the ability of the parties to consummate the transactions contemplated by this Agreement.

Medicaid/Medicare Contracts: Any contracts with any Governmental Entity or other Person, which are necessary for the Facility Owners or Manager to be reimbursed, paid or otherwise compensated for the care of elderly, disabled or low income individuals at the Facilities, pursuant to Title XVIII or Title XIX of the Social Security Act, Title 42 United States Code, Chapter 7, as amended from time to time, or any similar state law governing the care of elderly, disabled or low income individuals. For purposes of this definition, the term ‘care’ includes any acute health care, long term care, preventive care or other type of health care, or any goods or services provided in connection with the provision of such care.

Newco Subsidiaries: From and after Closing, the Company, the Pool Companies, TRS, the Facility Owners, the New Facility Owners, Santa Monica GP, Santa Monica LP (and their direct and indirect subsidiaries).

Permitted Exceptions: (i) The Lien of real estate taxes and assessments and other charges by Governmental Entities that are not yet delinquent, (ii) the rights of Residents under the

Residence Agreements, (iii) such matters as are shown on the Pro Forma Title Policies, (iv) the lien of any equipment lease or financing or purchase money Lien, in each case incurred in the ordinary course of business consistent with past practice, (v) Liens set out in Section 1.01 of the Disclosure Statement and (vi) such other matters as are approved by Transferee in writing (such approval to be deemed given upon completion of the Closing after written disclosure to Transferee of such other matters) or that are permitted pursuant to the terms of this Agreement.

Person: Any individual, partnership, corporation, limited liability company, trust or other legal entity.

Pro-Forma Title Policies: The Pro-Forma Title Policies prepared and delivered by the Escrow Agent to Transferee on or before the expiration of the Due Diligence Period, with respect to the issuance by the Escrow Agent of an owner’s policy of title insurance insuring each Facility Owner’s title to the applicable Real Property, effective as of the acquisition by Transferee of the ownership of Transferor’s Interest as provided herein.

Real Property: The Land and all buildings, structures, fixtures and other improvements located thereon, as more fully described in Exhibit A, including all permits, easements, Licenses, rights-of-way, rights and related appurtenances.

Resident: Each individual resident at the Facilities in his/her capacity as such.

Resident Deposits: All deposits or advances of any kind or nature from any Resident.

Resident Pre-paid Rent: All rental amounts paid in advance of the date when such payment is due by any Resident.

Specially Designated National or Blocked Person: (i) A person or entity designated by the U.S. Department of the Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (iii) a person or entity otherwise identified by Governmental Entity or legal authority as a person with whom a United States Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

SSLI: Sunrise Senior Living, Inc., a Delaware corporation, which is the sole owner of Transferor.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development or operation of any of the Facilities and excluding special assessments.

Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

Title Commitment: A current commitment for title insurance for each of the Facilities.

Title Policy: An owner’s policy of title insurance insuring each Facility Owner’s title to the applicable Real Property, effective as of the acquisition by Transferee of the ownership of the Transferor Interests as provided herein.

Transferee Mezz Borrower. CHT SL IV Holding, LLC, a Delaware limited liability company or such other Affiliate of Transferee, in Transferee’s sole discretion.

Transferee Mezz Financing. Certain mezzanine financing to be obtained by Transferee Mezz Borrower from Transferee Mezz Lender, to finance Transferee’s payment of the Transferee Contribution.

Transferee Mezz Lender. RCG LV Debt IV Non-REIT Assets Holdings, LLC, a Delaware limited liability company, or an Affiliate thereof, and its successors and/or assigns.

Transferee Closing Cost Amount: An amount equal to Two Million, One Hundred and Thirty Two Thousand, Four Hundred and Forty Four Dollars ($2,132,444.33).

United States Person: (i) Any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any business entity, wheresoever organized or doing business, which is owned or controlled by an individual or business entity specified in (i) or (iii) above.

Section 1.02 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or sections indicated below:

Access Indemnified Parties	Section 3.01(b)
Agreement	Preamble
Business Representations	Introductory paragraph to Article VIII
Business Representations Damage Cap	Section 12.05
Closing	Section 11.01
Closing Date	Section 3.03
Closing Statement	Section 11.02(a)(v)
Company	Recital B
Conn. Ave. Facility	Recital F
Conn. Ave. Facility Owner	Recital F
Conn. Ave/Santa Monica Assignment	Recital L
Contracts	Section 8.17
Contribution and Indemnification Agreement	Section 14.04(b)
Deed Transfers	Section 14.03(a)

Delegation Agreement	Section 14.04(a)
Documents	Section 15.01(a)
Dublin Property	Recital E
Dublin Property Owner	Recital D
Due Diligence Materials	Section 3.01(f)
Environmental Reports	Section 8.09
Enterprise Valuation	Section 2.01(c)
Executive Order	Section 1.01, definition of Specially Designated National or Blocked Person
Existing Financing Payoff Amount	Recital Q
Facility Agreements	Section 2.02(c)
Facility/Facilities	Recital G
Facility Owners	Recital G
Failure of Condition Notice	Section 13.02(e)
Financials	Section 8.01(a)
Guarantors	Section 14.04(b)
Improvements	Section 2.02(a)(i)
Indemnified Party	Section 12.11(a)
Indemnifying Party	Section 12.11(a)
Initial Distribution	Recital S
JV Agreement	Section 14.01(a)
Land	Section 2.02(a)(i)
Lender	Recital I
Loan	Section 14.04(b)
Local Counsel Costs	Section 15.01(a)
Management Agreement Guaranty	Section 14.03(d)
Management Termination(s)	Section 14.02(a)
Manager	Preamble
Manager Pooling Agreement	Section 14.03(e)
MetSun Facilities	Recital E
MetSun Facility Owners	Recital D
Mezz Loan Recognition/Comfort Letter	Section 15.05
New Facility Owner(s)	Recital K
New Management Agreement	Section 14.03(c)
Newco	Recital A
Non-Imputation Affidavit	Section 3.02(a)
Operating Cash Infusion	Section 2.03
Operating Lease	Section 14.03(b)
Other Refinancing Fees and Expenses	Section 16.02
Other Shared Closing Costs	Section 15.04
Owned Assets	Section 2.02
Owner Agreement Termination(s)	Section 14.02(b)
Personal Property	Section 2.02(b)(v)
Pool Companies	Recital C
Pool One Company	Recital C
Pool One Owner	Recital D

Pool Two Company	Recital C
Pool Two Owner	Recital D
Pooling Agreement Termination	Section 14.02(c)
Prior Management Agreement(s)	Recital U
Prior Owner Agreement(s)	Recital U
Prior Pool One Pooling Agreement	Recital U
Prior Pool Two Pooling Agreement	Recital U
Prior Pooling Agreements	Recital U
Real Property Conveyance	Recital M
Refinancing	Recital I
Refinancing Fee	Section 16.02
Refinancing Term Sheet	Recital I
Refinancing Third-Party Costs	Section 15.01(b)
Rent Rolls	Section 8.12
Residence Agreements	Section 2.02(c)
Restructuring	Recital T
Restructuring Documents	Section 14.05
Santa Monica Facility	Recital G
Santa Monica Facility owner	Recital G
Santa Monica GP	Recital G
Santa Monica LP	Recital G
Shared Expenses	Section 15.08
Survey	Section 3.02(a)
Third-Party Costs	Section 15.01(b)
Title Insurance Costs	Section 15.02
Transfer Taxes	Section 15.03
Transferee	Preamble
Transferee Cash Contribution Amount	Recital O
Transferee Contribution	Recital O
Transferee Default Notice	Section 13.02(d)
Transferee Notice of Objection to Transferor Reimbursable Transaction Costs	Section 13.02(e)
Transferee’s Objection Notice	Section 13.02(d)
Transferor	Preamble
Transferor Board Consent	Section 7.02(a)
Transferor Contribution	Recital P
Transferor Default Notice	Section 13.02(c)
Transferor Reimbursable Transaction Costs	Section 15.05
Transferor’s Failure of Condition Objection Notice	Section 13.02(e)
Transferor’s Interest	Recital B
Transferor’s Non-Imputation Affidavit	Section 3.02(a)(i)
Transferor’s Objection Notice	Section 13.02(c)
TRS	Recital J

Section 1.03 Exhibits. The inclusion of any information on any one exhibit will constitute disclosure of such information for all purposes hereunder, and information need not be repeated on multiple exhibits.

Article II.

AGREEMENT TO TRANSFER TRANSFEROR’S INTEREST

Section 2.01 Transfer of Transferor’s Interest.

(a) Upon and subject to the terms and conditions provided herein, at the Closing, Transferee will pay the Transferee Contribution as follows: Transferee shall contribute to Newco an amount equal to the Transferee Contribution less the Down Payment, which shall be credited and paid to Newco pursuant to Article XIII.

(b) On the Closing Date, Transferor shall cause the Transferor Interests to be transferred to Newco, free and clear of any Lien, and Newco shall assume the Transferor Interests in accordance with the terms of this Agreement.

(c) The parties agree that the Transferee Contribution has been calculated based upon an enterprise valuation for the Company, the Conn. Ave. Facility Owner and Santa Monica Facility Owner (and their respective direct and indirect subsidiaries and interests in the Facilities) of Two Hundred and Twenty Six Million and Eight Six Thousand Dollars ($226,086,000.00) (the “Enterprise Valuation”).

Section 2.02 Owned Assets. As of the Closing, Transferor shall take such steps as may be necessary so that all tangible and intangible assets, excluding any assets leased or licensed from a third party, used in, and material to, the operation of the Facilities as they are currently being operated by the Facility Owners (as further described below, the “Owned Assets”) will be owned by Newco or the Newco Subsidiaries (as the case may be) free of all Liens, other than Permitted Exceptions. The Owned Assets include the following:

(a) Real Property.

(i) The Real Property, including, but not limited to, a fee simple interest in those certain real properties consisting of land (“Land”) and all buildings, structures, fixtures and other improvements located thereon (“Improvements”), such Land and Improvements being more particularly described in Exhibit A.

(ii) All right, title and interest of the Facility Owners as landlord (whether named as such therein, or by assignment or otherwise), including, but not limited to, in any leases and subleases (including Residence Agreements), if any, regarding the Real Property now existing or in effect at the Closing, and all amendments, modifications, supplements, renewals and extensions thereof, together with any security deposits made by the lessees or Residents thereunder.

(b) Personal Property.

(i) Any and all furniture, fixtures, furnishings, inventory, machinery and equipment used in connection with the Facilities, and all other personal property used in connection with the Real Property and located upon the Real Property now or as of the Closing. In no event shall the Personal Property include any property owned by any Resident or Manager, notwithstanding Manager’s use of such property in connection with its management and administration of the Facilities.

(ii) Goodwill and going concern value.

(iii) All existing warranties and guaranties (express or implied) issued to the Facility Owners (or any prior owner or lessee of the Facilities, to the extent any Facility Owner has an interest therein) in connection with the Improvements or the Personal Property described in paragraph (b)(i) above.

(iv) All petty cash, all unrecognized community fees and all rights to hold Resident Deposits or other tenant security deposits received or held in connection with each Facility.

(v) The tangible and intangible property described in Sections 2.02(b)(i) through 2.02(b)(iv) shall be referred to herein as the “Personal Property.”

(c) Facility Agreements and Residence Agreements. All rights of Facility Owners in, to and under all contracts, leases, subleases, agreements, commitments and other arrangements, and any amendments or modifications thereof, used or useful in the operation of the Facilities as of the date hereof or made or entered into by the Facility Owners or Manager between the date hereof and the Closing Date in compliance with this Agreement (the “Facility Agreements”), and all occupancy, residency, tenancy and similar written agreements entered into in the ordinary course of business with Residents, and all amendments, modifications, supplements, renewals, and extensions thereof (“Residence Agreements”).

(d) Records. True and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Facilities, including, but not limited to, any electronic data stored on computer disks or tapes, and originals of any of the foregoing that relate to the Facilities, together with the basic corporate, partnership or limited liability company documents and records of the Company, the Pool Companies, Santa Monica GP, Santa Monica LP and the Facility Owners.

(e) Licenses. Any and all Licenses now held in the name of Transferor, Manager, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP and the Facility Owners, or any of their Affiliates and used or useful in the operation of the Facilities, and any renewals, extensions, amendments or modifications thereof, except to the extent not transferable or assignable under applicable law.

(f) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.02 and now or hereafter owned by Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, or the Facility Owners and used in connection with the operation of the Facilities, including, without limitation, any and all rights of Newco, the Company, the Pool Companies, Santa

Monica GP, Santa Monica LP or the Facility Owners in and to (i) all web sites, URLs, domain names, trade names, trademarks, service marks, logos and all copyrights used exclusively in connection with the Facilities, (ii) phone numbers and phone listings for the Facilities, (iii) all deposits in connection with any Facility Agreement or utility service, (iv) all deposits, letters of credit and guarantees of future performance from third parties held by the Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP and the Facility Owners and (v) all software, video tapes, films, brochures, marketing packages and other advertising and promotional materials used solely in connection with the Facilities.

(g) Excluded Assets. At Closing, the following assets shall not be considered Owned Assets: (i) all assets owned solely by Manager, Transferor or SSLI, including, without limitation, all web sites, URLs, domain names, trade names, trademarks, service marks, logos and copyrights, (ii) all assets owned by tenants or licensees and (iii) all assets owned by Residents.

Section 2.03 Operating Cash. All cash held by the Company, Santa Monica LP, Santa Monica GP, the Pool Companies, and the Facility Owners as of the Closing Date shall be distributed to Transferor at Closing. At Closing, after such distribution, Transferor shall fund in to the operating account of the TRS an amount equal to One Million, Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate for purposes of working capital (the “Operating Cash Infusion”). In no event shall any portion or all of the Operating Cash Infusion be deemed to be part of the Transferor Contribution nor shall Transferor receive any capital account credit for such Operating Cash Infusion under the JV Agreement. Transferee acknowledges and agrees that from and after the Closing Date, to the extent not prohibited by the documents evidencing the Refinancing, (a) working capital will be held in operating accounts owned by the TRS and the Company and (b) FF&E reserves will be held in operating accounts owned by the Company. Transferor and Transferee agree that any such operating accounts may held at Keybank or such other bank or financial institution agreed to by Transferor and Transferee.

Section 2.04 Down Payment.

(a) Not later than three (3) Business Days after the Contract Date, Transferee shall deposit with Escrow Agent the Down Payment. The parties acknowledge that, except as otherwise provided herein, the Down Payment shall be applied at Closing toward the Transferee Contribution. The failure of the Down Payment to be timely deposited in accordance with this Section 2.04(a) shall render this Agreement immediately terminable at any time thereafter by Transferor upon written notice to Escrow Agent, unless prior to such termination Transferee makes the delinquent Down Payment and receives written acceptance thereof from Transferor.

(b) If Transferee shall have deposited the Down Payment with the Escrow Agent in accordance with Section 2.04(a), then, upon the expiration of the Due Diligence Period the Down Payment shall become non-refundable to Transferee, except as otherwise provided herein.

(c) The Down Payment shall be held, invested and, along with all amounts earned thereon, credited and disbursed in accordance with the provisions of Article XIII.

Article III.

DUE DILIGENCE

Section 3.01 Investigation of Facilities. Transferor shall provide Transferee with the following rights of access for purposes of conducting due diligence with respect to the Facilities, Newco, the Company, Santa Monica LP, Santa Monica GP, the Pool Companies and the Facility Owners, subject to the terms and conditions of this Section 3.01.

(a) To the extent not already delivered, Transferor shall deliver, or direct Manager to deliver, to Transferee accurate and complete copies of all due diligence materials reasonably requested by Transferee that are in Transferor’s, the Company’s Santa Monica LP’s, Santa Monica GP’s, the Pool Companies’, Facility Owners’ or Manager’s possession or under Transferor’s, the Company’s, Santa Monica LP’s, Santa Monica GP’s, the Pool Companies’, Facility Owners’ or Manager’s direct or indirect control.

(b) Subject to the rights of the Residents under the Residence Agreements, Transferee, and its agents, contractors and representatives, shall have the right to enter onto the Facilities prior to Closing for purposes of conducting property surveys, environmental studies, engineering tests and such similar property-related tests, studies and/or investigations as Transferee deems necessary or desirable to evaluate the Facilities. All such tests, studies and investigations shall be conducted at Transferee’s sole risk and expense. Transferee shall give Transferor reasonable prior notice of Transferee’s entry onto the Facilities for purposes of conducting such tests, studies and investigations, and Manager shall have the right to accompany Transferee or its agents, employees, contractors and representatives during any such tests, studies and investigations. In performing its diligence activities, Transferee shall use reasonable efforts to minimize any interference with the activities of Residents and to take such measures as Transferor may reasonably request in order to minimize, to the extent reasonably practicable, any disruption to the operation of the Facilities and the occupancy of its Residents. Transferee and its agents, contractors and representatives shall not perform any soil, groundwater, or other environmental sampling, drilling, coring or other invasive sampling or testing without Transferor’s consent, which consent shall not be unreasonably withheld. Transferee shall at all relevant times have liability insurance coverages in amounts reasonably acceptable to Transferor to cover the activities undertaken by Transferee and its agents, employees, contractors and representatives pursuant to this Section 3.01(b). Transferee shall indemnify, defend and hold Transferor, the Pool Companies, Santa Monica LP, Santa Monica GP, the Facility Owners and Manager and their respective direct and indirect Affiliates (the “Access Indemnified Parties” harmless from and against any Loss, for damage to property and injury to persons, arising out of the entry by Transferee or its agents, employees, contractors or representatives onto the Facilities, and their activities thereon, such indemnification to survive the Closing or termination of this Agreement. Notwithstanding anything to the contrary herein, the Access Indemnified Parties agree that in connection with any loss, liability, damage or claim incurred by the Access Indemnified Parties and for which the Access Indemnified Parties are indemnified hereunder, the Access Indemnified Parties shall first seek recovery against any insurance provided by Transferee covering such loss, liability, damage or claim before seeking recovery against Transferee; provided that to the extent the Access Indemnified Parties have not made such recovery within ninety (90) days after the occurrence of any such loss, liability, damage or claim, the Access Indemnified Parties may seek recovery against Transferee. Transferee represents and warrants that to its knowledge, as of the date hereof, no event has occurred which could be the basis for a claim under the indemnity contained in this Section 3.01(b).

(c) In the event that Transferee is not satisfied, in its sole and absolute discretion, with the proposed acquisition, ownership, financing (including, without limitation, the Transferee’s Mezz Financing) or operation of the Owned Assets or of the Transferor’s Interest, then Transferee shall have the absolute right to terminate this Agreement at any time on or prior to the end of the Due Diligence Period. Such right to terminate shall be exercised by Transferee giving written notice to Transferor in accordance with Section 13.02(a) and Section 18.03 hereof, which written notice must be received by Transferor prior to the end of the Due Diligence Period.

(d) Upon a termination of this Agreement by Transferee in accordance with Section 3.01(c), Transferee shall be entitled to receive a disbursement of the Down Payment in accordance with the provisions hereof, and Transferor and Transferee shall be released from any and all further liabilities and obligations under this Agreement, except to the extent otherwise expressly provided in this Agreement.

(e) If this Agreement shall not have been terminated in accordance with Section 3.01(c), then this Agreement shall continue in full force in accordance with its terms and the Down Payment shall become non-refundable to Transferee, except as may otherwise be provided in this Agreement.

(f) Upon any termination of this Agreement (whether pursuant to this Section 3.01 or otherwise), Transferee shall (i) return all original due diligence materials provided by Manager or Transferor and destroy all other due diligence materials prepared by Transferee (collectively, the “Due Diligence Materials”), (ii) use its commercially reasonable efforts to cause all persons to whom Transferee has provided any original Due Diligence Materials to return such materials and to destroy all other Due Diligence Materials, and (iii) certify to Manager and Transferor that, to Transferee’s knowledge, all original Due Diligence Materials have been returned to Manager or Transferor and all other Due Diligence Materials have been destroyed. The provisions of this Section 3.01(f) shall survive the termination of this Agreement.

(g) Transferor and Manager acknowledge and agree to conduct and complete, no later than seventy-four (74) days following the Closing Date, an audit of property-level financials for the Owned Assets as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Transferee. In connection therewith, Transferor and Manager agree to obtain and provide to the auditors any and all data and financial information in the possession of Transferor, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP or the Facility Owners which are necessary or required by the auditors in connection with their preparation and completion of the foregoing audit. The rights and obligations of Transferor, Manager and Transferee under this Section 3.01(g) shall survive the Closing.

Section 3.02 Title.

(a) Transferee shall obtain a Title Commitment and a survey (“Survey”) for each Facility. The costs of such Title Commitment, each Title Policy, any endorsements to the Title Policies and a Survey for each Facility shall be paid in accordance with Article XV below. To the extent required by the Title Company, Transferor or any Newco Subsidiary, as applicable, shall execute a non-imputation Affidavit in the form attached hereto as Exhibit F (the “Non-Imputation Affidavit”) as required to cause a non-imputation endorsement to be issued with each Title Policy and shall cause each Facility Owner to execute any and all affidavits, indemnification agreements or other agreements necessary and reasonably requested by Escrow Agent for the issuance of said endorsement, each Title Policy and all other endorsements to each Title Policy, at the time of Closing

(b) Notwithstanding any other provision of this Section 3.02, Transferor shall cause to be released at or prior to Closing all Liens encumbering Transferor’s Interest, Newco, the Company, the Pool Companies, Santa Monica LP and Santa Monica GP and the Facility Owners, other than Permitted Exceptions.

(c) Neither Transferor nor any Facility Owner shall cause any change in the status of title to the Facilities prior to Closing which would reasonably be anticipated to have a Material Adverse Effect.

Section 3.03 Satisfaction of Conditions Precedent. Transferor and Transferee will endeavor diligently and in good faith to satisfy as promptly as practical all conditions precedent set forth in this Agreement to the respective obligations of Transferor and Transferee hereunder. The Closing shall take place, as provided in Section 11.01, on or before the date that is ten (10) days following the expiration of the Due Diligence Period (such date, the “Closing Date”). If all conditions precedent have not been satisfied or waived on or prior to the Closing Date, then the party in whose favor such condition precedent runs may terminate this Agreement and all other Documents (except for those provisions of this Agreement and such other Documents that by their terms survive such termination), whereupon the parties hereto shall have no further obligations to each other in relation to this Agreement, such other Documents or the transactions contemplated hereunder or thereunder (except for those obligations set forth in provisions of this Agreement and such other Documents that by their terms survive such termination), and provided that the provisions of Article XIII shall control the disposition of the Down Payment; provided, however, notwithstanding the foregoing, (i) provided that Transferor is not in default under any material term of this Agreement, in the event that any of the closing conditions set forth in Section 10.03(d) or (e) are not satisfied or waived by Transferor on or prior to the Closing Date, Transferor shall be permitted to extend the Closing Date by not more than sixty (60) days, by delivering written notice to Transferee specifying the extended Closing Date and (ii) provided that Transferee is not in default under any material term of this Agreement, in the event that any of the closing conditions set forth in Section 10.01(d) or (e) are not satisfied or waived by Transferee on or prior to the Closing Date, Transferee shall be permitted to extend the Closing Date by not more than sixty (60) days, by delivering written notice to Transferor specifying the extended Closing Date.

Article IV.

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to Transferor as follows:

Section 4.01 Organization, Good Standing and Entity Authority. Transferee is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to own and operate its properties and carry on its business.

Section 4.02 Authorization and Binding Effect of Documents. Transferee (and any applicable Affiliate) has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which Transferee is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Transferee and the consummation by Transferee of the transactions contemplated hereby, on the terms and subject to the conditions herein shall be, on or before the expiration of the Due Diligence Period, duly authorized by all necessary action on the part of Transferee and Transferee’s board of directors. This Agreement has been, and each of the other Documents to which Transferee is to be a party will be, duly executed and delivered by Transferee at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Transferee is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Transferee enforceable against Transferee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 4.03 ERISA.

(a) Transferee is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Transferee is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Transferee to acquire the Facilities are not assets of any such governmental plan and are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 4.04 Absence of Conflicts. The execution, delivery and performance by Transferee of this Agreement and the other Documents to which Transferee is to be a party, and consummation by Transferee of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under the provisions of any certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of

Transferee (or its Affiliates), any law, regulation, judgment, rule, order or decree to which Transferee (or its Affiliates) is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Transferee (or its Affiliates) is subject.

Section 4.05 Consents. Except for such reports and filings that an Affiliate of Transferee may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by Transferee of this Agreement and the other Documents to which Transferee is to be a party do not require any order, permission, consent, approval, authorization, registration or validation of, or exemption, clearance or other action by, or notice or declaration to, or filing with, any Governmental Entity, or, except for the consent of Transferee’s board of directors which shall be obtained prior to the expiration of the Due Diligence Period, the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect.

Section 4.06 Broker’s or Finder’s Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Transferee (or any of its Affiliates) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferor in connection with the transactions contemplated by this Agreement. Transferee agrees to indemnify and hold Transferor harmless from any Loss resulting from a breach of this representation and warranty. Notwithstanding the provisions of Section 12.01 below, such agreement to indemnify shall survive the Closing without time limitation.

Section 4.07 No Judgments. Except as set forth in Section 4.07 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied directly against Transferee, and Transferee is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Transferee’s knowledge, (i) no such judgment, litigation or proceeding is threatened against Transferee which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated.

Section 4.08 No Insolvency. Transferee has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

Section 4.09 Specially Designated National or Blocked Person. Neither Transferee (including, without limitation, any and all of its partners, directors and officers), nor any of its Affiliates is a Specially Designated National or Blocked Person. Neither Transferee nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Transferee nor any of its Affiliates is acting on behalf of a government of any country that is subject to such an embargo.

Section 4.10 Transferee Financials. The audited and unaudited financial statements of Transferee for the period ending April 30, 2012, copies of which have been provided to Transferor, fairly present in all material respects the financial condition and the results of operations of Transferee as at the respective dates and for the periods covered by such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments, and the absence of notes.

As used in this Agreement, the phrase “to Transferee’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Stephen H. Mauldin and Joseph T. Johnson, who Transferee represents are the persons most knowledgeable about Transferee’s overall business and affairs. Notwithstanding anything herein to the contrary, Transferee shall have no Liability to Transferor for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article V.

INTENTIONALLY OMITTED

Article VI.

INTENTIONALLY OMITTED

Article VII.

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor represents and warrants to Transferee as follows:

Section 7.01 Organization, Good Standing, Entity Authority and Qualification. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Transferor has all requisite company power to own, operate and lease its properties and carry on its business. Each of Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP and the Facility Owners are limited liability companies or limited partnerships, as the case may be, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, have all requisite company power to own and operate their properties and carry on their businesses, and are qualified to do business in each of the jurisdictions in which the nature of their business or the ownership of their properties make such qualification necessary.

Section 7.02 Authorization and Binding Effect of Documents.

(a) Transferor (and any applicable Affiliate) has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which it is a party and to consummate the transactions contemplated by this Agreement and such other Documents. Subject to Section 7.02(b) below, the execution and delivery of this Agreement by Transferor and the consummation by Transferor of the transactions contemplated hereby, on the terms and subject to the conditions herein shall be, on or before seven (7) Business Days following the date of this

Agreement, duly authorized by all necessary action on the part of Transferor and Transferor’s shareholders, members and board of directors (the “Transferor Board Consent”). This Agreement has been, and each of the other Documents to which Transferor is to be a party will be, duly executed and delivered by Transferor at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Transferor is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

(b) In the event that Transferor has not received the Transferor Board Consent on or before the date that is seven (7) Business Days following the date of this Agreement, then Transferor shall have the absolute right to terminate this Agreement at any time on or prior to the date that is eight (8) Business Days following the date of this Agreement. Such right to terminate shall be exercised by Transferor giving written notice to Transferee in accordance with Section 13.02(a) and Section 18.03 hereof, which written notice must be received by Transferor prior to the date that is eight (8) Business Days following the date of this Agreement. If Transferor terminates this Agreement in accordance with this Section 7.02(b), the Down Payment shall be returned to Transferee.

Section 7.03 Absence of Conflicts. The execution, delivery and performance by Transferor of this Agreement and the other Documents to which Transferor is to be a party, and consummation by Transferor of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Facility Owners or any of their Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Facility Owners or any of their Affiliates is bound or affected, or any law, regulation, rule, judgment, order or decree to which Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Facility Owners or any of their Affiliates is subject.

Section 7.04 Consents. Except as set forth in Section 7.04 of the Disclosure Statement, the execution, delivery and performance by Transferor of this Agreement and the other Documents to which it is a party, and consummation by Transferor of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or, except for the Transferor Board Consent which shall be obtained pursuant to Section 7.02 above, the consent, waiver or approval of any other Person.

Section 7.05 Broker’s or Finder’s Fees. No agent, broker, investment banker, or other Person acting on behalf of Transferor (or any Affiliate of Transferor) or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferor or Transferee in connection with the transactions contemplated by this Agreement. Transferor agrees to indemnify and hold Transferee and its Affiliates harmless from any Loss resulting from a breach of this representation and warranty. Notwithstanding the provisions of Section 12.01 below, such agreement to indemnify shall survive the Closing without time limitation.

Section 7.06 ERISA.

(a) Transferor is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Transferor is not a “governmental plan” within the meaning of Section 3(32) of ERISA and no funds received by Transferor in this transaction are assets of any such governmental plan and are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 7.07 Ownership of Transferor’s Interest. Transferor is the sole legal and beneficial owner of Transferor’s Interest. Transferor’s Interest is free and clear of all Liens encumbering Transferor’s Interest, and Transferor has good and marketable title to Transferor’s Interest. Transferor’s Interest is validly issued, fully paid and non-assessable. There is no restriction or limitation on Transferor’s right to sell Transferor’s Interest as contemplated by this Agreement. At Closing, Transferor will transfer to Transferee good and marketable title to Transferor’s Interest, free and clear of all Liens.

Section 7.08 No Judgments. Except as set forth in Section 7.08 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied against Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or any of the Facility Owners, and, to Transferor’s knowledge, none of Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or any of the Facility Owners is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding would reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Transferor’s knowledge, no such judgment, litigation or proceeding is threatened against Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or any of the Facility Owners.

Section 7.09 No Governmental Approvals. Except as set forth in Section 7.09 of the Disclosure Statement, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Entity is required to authorize, or is required in connection with the execution, delivery and performance by Transferor of this Agreement, any Document to which Transferor is a party or Transferor’s taking of any action thereby contemplated, which has not been (or as of the Closing will not have been) obtained and is (or as of Closing will be) in full force and effect.

Section 7.10 No Insolvency. None of Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or the Facility Owners has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed in connection with its interest in any Facility, had any encumbrancer take possession of its interest in any Facility, or had any execution or distress become enforceable or become levied upon its interest in any Facility. Transferor has not committed an act of bankruptcy, had any petition for a receiving order in bankruptcy filed against it, filed in any court in lieu of bankruptcy any legal proceeding with respect to a compromise or arrangement, filed any legal proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed in connection with its interest in any Facility, had any encumbrancer take possession of its interest in any Facility, or had any execution or distress become enforceable or become levied upon its interest in any Facility.

As used in this Agreement, the phrase “to Transferor’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Greg Neeb, Philip Kroskin, Edward Burnett and Jerry Liang, who Transferor represents are the persons most knowledgeable about Transferor’s overall business and affairs. Notwithstanding anything herein to the contrary, Transferor shall have no Liability to Transferee for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article VIII.

BUSINESS REPRESENTATIONS

Transferor represents and warrants to Transferee as follows (the following representations, the “Business Representations”):

Section 8.01 Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes.

(a) The unaudited financial statements of each of the Facility Owners as identified in Section 8.01 of the Disclosure Statement (the “Financials”), copies of which have been provided to Transferee, fairly present in all material respects the financial condition and the results of operations of the Facility Owners as of the respective dates and for the periods covered by such financial statements, all in accordance with GAAP, consistently applied, subject to normal recurring year-end adjustments, and the absence of notes.

(b) Except as set forth in the Financials, there are no material Liabilities of the Facility Owners of any kind whatsoever of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than:

(i) contingent Liabilities, which, in accordance with GAAP, are not required to be reflected on a balance sheet;

(ii) any Liabilities incurred since April 30, 2012 in the ordinary course of business of the Facility Owners consistent with past practice or in connection with this Agreement or the other Documents; and

(iii) in the case of unaudited financial statements, normal recurring year-end adjustments and the absence of notes.

(c) Except as set forth in Section 8.01(c) of the Disclosure Statement, since April 30, 2012, the Facility Owners have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been:

(i) any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(ii) other than dividends and distributions paid in the ordinary course of business of the Facility Owners consistent with past practice, any declaration, setting aside or payment of any dividend or other distribution with respect to any equity interest of the Facility Owners (other than dividends or distributions in cash in an amount consistent with the requirements of this Agreement), or any split, combination or reclassification of any equity interest of the Facility Owners;

(iii) any amendment of any term of any outstanding equity interest of the Facility Owners;

(iv) any incurrence, assumption or guarantee by the Facility Owners of any indebtedness that would have a Material Adverse Effect;

(v) as of the expiration of the Due Diligence Period, any creation or assumption by the Facility Owners of any Lien on any asset that would have a Material Adverse Effect, except for Permitted Exceptions;

(vi) any (i) transaction or commitment made, or any Contract entered into, by the Facility Owners relating to its assets or business (including the acquisition or disposition of any assets) that involved the acquisition or disposition of assets other than for fair value or that involved an amount in excess of One Hundred Thousand Dollars ($100,000), or (ii) relinquishment by the Facility Owners of any material Contract or other right outside of the ordinary course of business consistent with past practice that would have Material Adverse Effect; and

(vii) any change in any method of accounting or accounting practice not required by GAAP by the Facility Owners or any election for Taxes.

Section 8.02 Books and Records; Internal Controls. All records relating to Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP and the Facility Owners (including books and records, contract documents, accounts receivable data, financial statements and other similar records) are maintained, in all material respects, to the extent applicable, in accordance with GAAP and the internal controls on financial reporting of Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP and the Facility Owners.

Section 8.03 Obligations. Except (a) to the extent reflected or reserved against in the Financials, (b) normal trade creditors payable in the ordinary and normal course of business since the dates of such Financials and (c) the Existing Owner Financing, none of Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or the Facility Owners have any material outstanding Liabilities, which in each case would reasonably be anticipated to have a Material Adverse Effect.

Section 8.04 Medicare; Medicaid. Except as set forth in Section 8.04 of the Disclosure Statement, none of Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or any Facility Owners are party to any Medicaid/Medicare Contracts with respect to the provision of services at the Facilities. Except as set forth in Section 8.04 of the Disclosure Statement, no action, proceeding, or investigation in connection with Medicare, Medicaid or other public or private third-party payor or other programs is pending or, to Transferor’s knowledge, threatened against any of Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP, Manager or any Facility Owner in connection with the Facilities which would reasonably be anticipated to have a Material Adverse Effect. To Transferor’s knowledge, none of Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP, Manager or any Facility Owner has received written notice of any threatened or pending investigation in connection with the Facilities relating to (i) any fraud, false statement or false claim applicable to its business or (ii) any patient care, patient rights or other law applicable to its business, in each case which would reasonably be anticipated to have a Material Adverse Effect.

Section 8.05 No Possessory Rights. Except for any parties in possession pursuant to, and any rights of possession granted under, the Residence Agreements, and except as shown in the Title Commitments or as set forth in Section 8.05 of the Disclosure Statement, there are no parties in possession of any part of the Facilities, and there are no other rights of possession which have been granted by Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or any Facility Owners to any third party or parties, except for licenses to use space which are cancelable by Transferor, Newco, the Company the Pool Companies, Santa Monica LP, Santa Monica GP or any Facility Owners on ninety (90) days or less notice.

Section 8.06 Employees. None of Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP or the Facility Owners has any employees. All personnel employed at the Facilities are employees of Manager.

Section 8.07 Licenses. Except as set forth in Section 8.07 of the Disclosure Statement, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP, Manager and the Facility Owners have all material Licenses necessary to the conduct of their business as presently conducted and all such Licenses are valid and in full force and effect. Except with respect to the Healthcare Permits, no consent is required from any issuer of a License, where the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect. There is no pending or, to Transferor’s knowledge, threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or non-renewal of any License for any Facility which would reasonably be anticipated to have a Material Adverse Effect, and except as set forth in Section 8.07 of the Disclosure Statement, no notice has been received by Transferor, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP, the Facility Owners or Manager from any Governmental Entity currently asserting the violation of the terms of any Licenses or currently threatening to revoke, cancel, suspend or not renew the terms of any such existing License, which would reasonably be anticipated to have a Material Adverse Effect.

Section 8.08 Litigation. A true and correct listing and summary of all litigation with respect to the Real Property, Facilities, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Facility Owners or (with respect to the Facilities) Manager which is not fully covered by insurance in place (subject to applicable deductibles) with respect to each of the Facilities and which would reasonably be anticipated to have a Material Adverse Effect which is pending or, to Transferor’s knowledge, threatened in writing against any of Transferor (as to the Facilities), the Real Property, the Facility Owners, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP or the Manager (as to the Facilities) is included as Section 8.08 of the Disclosure Statement.

Section 8.09 Environmental Matters. Transferor has provided Transferee with access to or copies of all environmental reports and documentation related to the environmental reports in the possession of Transferor, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP, the Facility Owners or Manager with respect to the Real Property and the Facilities (the “Environmental Reports”). Except as set forth on Section 8.09 of the Disclosure Statement, no written notice has been received by Transferor, the Facility Owners, Manager, Newco, the Company, the Pool Companies, Santa Monica LP or Santa Monica GP that the Real Property or Facilities are in violation of Environmental Laws. Except as disclosed in the Environmental Reports and in any additional environmental reports received by Transferee prior to the Closing Date, to Transferor’s knowledge (a) there are no underground storage tanks on the Real Property and (b) the Facilities do not contain any Hazardous Substances other than to a de minimus extent and in any event in compliance with Environmental Laws. Except as set forth on Section 8.09 of the Disclosure Statement or in any additional environmental reports and documentation received by Transferee prior to the Closing Date, to Transferor’s knowledge there are no Environmental Claims and no Environmental Liabilities other than to a de minimus extent and in any event in compliance with Environmental Laws.

Section 8.10 Intentionally Omitted.

Section 8.11 Compliance with Laws. Except as would not reasonably be anticipated to have a Material Adverse Effect and except as set forth in Section 8.11 of the Disclosure Statement or in any zoning letters provided to Transferee prior to the end of the Due Diligence Period, no written notice has been received by Transferor, the Facility Owners, Manager, Newco, the Company, the Pool Companies, Santa Monica GP or Santa Monica LP, nor does Transferor have knowledge, that the Facilities are in violation of any applicable statute, law, regulation, rule, ordinance, order, License or permit.

Section 8.12 Residence Agreements. Transferee has been supplied with true and correct copies of the forms (on a state-by-state basis) of the Residence Agreement currently in use for new admissions at the Facilities. No Facility Owner is in default, and, to Transferee’s knowledge, no Resident is in default, under any of its obligations under any Residence Agreement which default could reasonably be anticipated to have a Material Adverse Effect. The Residence Agreements identified on the Rent Rolls were in full force and effect as of the date of the applicable Rent Roll, except as would not reasonably be anticipated to have a Material Adverse Effect. The Rent Rolls are true and correct in all respects except as would not reasonably be anticipated to have a Material Adverse Effect, subject to the information on the then-current aged receivables report. As used in this Section 8.12, the term “Rent Rolls” means the schedules of Residents at the Facilities attached as Section 8.12 of the Disclosure Statement.

Section 8.13 Taxes. To Transferor’s knowledge, each of Transferor (with respect to the Facilities), Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP and the Facility Owners has prepared and duly and timely filed (or has filed as part of a consolidated tax filing) all tax reports and returns required to be filed by it and all such returns are accurate in all material respects. In addition, except as set forth in Section 8.13 of the Disclosure Statement, to Transferor’s knowledge, whether or not shown on such returns or reports to be due, of Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP and the Facility Owners each has duly paid or provided for the payment of all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the Real Property and the Facilities, and the income, franchises, licenses, sales, usages or payrolls associated therewith). There are no tax liens upon any property or assets of Transferor (with respect to the Facilities), the Company, Newco, the Pool Companies, Santa Monica GP, Santa Monica LP and the Facility Owners, except liens for current taxes not yet delinquent.

Section 8.14 Personal Property. As of the expiration of the Due Diligence Period, each Facility Owner shall own or lease all of the Personal Property that is currently used in the operations of the applicable Facility as it is currently conducted, free and clear of all Liens other than Permitted Exceptions. There are no assets necessary or material to the operation of the Facilities as currently operated that are not Owned Assets, other than Excluded Assets.

Section 8.15 Title. To Transferor’s knowledge and subject to easements, covenants, conditions and restrictions of record as of the date hereof and to Permitted Exceptions in place on or prior to the expiration of the Due Diligence Period, (a) each Facility Owner is the owner of a fee simple interest in the Land and Improvements set forth across from such Facility Owner’s name as described on Exhibit A attached hereto and (b) the Facility Owner is, or will be at Closing, the owner of all of the remaining property constituting the Personal Property with respect to the Facility owned by such Facility Owner, free and clear of all Liens, except for Permitted Exceptions and as otherwise expressly disclosed in this Agreement (including Section 1.01 of the Disclosure Statement).

Section 8.16 Intentionally Omitted.

Section 8.17 Contracts. Except as would not be reasonably anticipated to have Material Adverse Effect, (a) all service, maintenance, purchase order and other contracts, agreements and equipment leases as are needed with respect to the ownership, maintenance, operation, provisioning or equipping of the Facilities as presently conducted (the “Contracts”) are in full force and effect and (b) none of Transferor, Manager or any Facility Owner, or, to Transferor’s knowledge, any other party to the Contracts, is in breach or default under any obligation thereunder or any provisions thereof, and no condition exists that, with notice or the passage of time, or both, will constitute a breach or default under any obligation thereunder or any provisions thereof. Section 8.17 of the Disclosure Statement sets forth a true, correct and complete list of those Contracts which were entered into pursuant to a master or other agreement pertaining to each Facility.

Section 8.18 Insurance. Neither Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, Facility Owners, or Manager has received written notice from any insurance carrier of defects or inadequacies in the Real Property or Facilities, which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor. Section 8.18 of the Disclosure Statement attached hereto sets forth a correct and complete list of each insurance policy maintained with respect to the Real Property and or Facilities. With respect to each insurance policy shown on Section 8.18 of the Disclosure Statement: (i) the policy is legal, valid, binding, enforceable and in full force and effect, (ii) neither Newco, the Company, the Pooled Companies, Santa Monica LP, Santa Monica GP, Facility Owners or Manager, nor to Transferor’s knowledge, any other party to the policy, is in material breach or default thereunder, and to Transferor’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification under such policy against any insured party.

Section 8.19 Condemnation. Neither Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Facility Owners or Manager has received any written notice of, nor, to Transferor’s Knowledge, is there any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Owned Asset.

Section 8.20 Purchase Rights. There are no unrecorded purchase contracts, options or other agreements of any kind, whereby any Person other than the Transferee has or will have any right to acquire title to (a) all or any portion of the Real Property or (b) all or any portion of the Personal Property.

Section 8.21 Compliance with Permitted Exceptions. Neither Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, Manager or any Facility Owner has received or given any written notice of any violation of any Permitted Exception which has not been cured or dismissed.

Section 8.22 Utilities. All public utilities including, without limitation, sewer, water, electric, gas, and telephone, required for the operation of the Facilities as currently operated are installed and lawfully operating, and all installation and connection charges therefor have been paid in full, except as would not reasonably be anticipated to have a Material Adverse Effect. Neither Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Manager nor any Facility Owner has received any notice stating that the provision of utilities violates any public or private easement.

Section 8.23 Existing Owner Financing Documents. Section 8.23 of the Disclosure Statement sets forth a true, correct and complete list of all notes, mortgages, deeds of trust, security agreements, and other material instruments, documents and agreements relating to the Existing Owner Financing.

Section 8.24 Management Documents. The Prior Management Agreements, Prior Owner Agreements and the Prior Pooling Agreements comprise all agreements and contracts existing as of the date hereof which relate to the provision of property management services at the Facilities by Manager. Transferor represents and warrants to Transferee that except for the Prior Management Agreements, Prior Owner Agreements and the Prior Pooling Agreement, as of the date hereof, there exists no other agreements, contracts or license agreement with respect to the provision of property management services at the Facilities.

Article IX.

COVENANTS

Section 9.01 Publicity. The parties agree that, prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties, except as required by law or applicable regulations. The parties may disclose this Transfer Agreement and matters relating to the subject matter hereof to (i) their professional advisers (including legal and financial advisers) or (ii) to any prospective or existing lenders, provided that in each case any such party informs the recipient of the confidentiality obligations of such party hereunder. The parties understand and agree that if required by law, or if required by applicable disclosure requirements under applicable securities laws or other laws, one or more of the parties may (i) disclose certain information concerning the transaction, (ii) issue one (1) or more press releases concerning the execution of this Agreement and/or the transfer of the Transferor’s Interest, provided that with respect to (a) any press release by Transferee or its Affiliates which identifies Transferor or its Affiliates, Transferee shall use its reasonable best efforts to seek the prior approval of the Transferor, such approval not to be unreasonably delayed or withheld and (b) any press release by Transferor or its Affiliates which identifies Transferee or its Affiliates, Transferor shall use its reasonable best efforts to seek the prior approval of the Transferor, such approval not to be unreasonably delayed or withheld and, in each case, such requirement to seek prior approval not to preclude any party or its Affiliate from complying with applicable disclosure obligations under law, and (iii) file a copy of this Agreement with the Securities and Exchange Commission.

Section 9.02 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and for which it is responsible for the satisfaction of, and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement. In furtherance of the foregoing, each party will use its commercially reasonable efforts to cause a First Mortgage Loan Application to be finalized, executed and delivered to Lender by the applicable parties thereto on or before the date that is seven (7) days after the date hereof.

Section 9.03 No Recordation. Transferor and Transferee each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Transferee agrees (i) not to file any notice of pendency or other instrument (other than a judgment) against the Facilities or any interest therein in connection herewith and (ii) to indemnify Transferor against all Losses or Liabilities incurred by either of them by reason of the filing by Transferee, as applicable, of such notice of pendency or other instrument.

Section 9.04 Licenses. During the Due Diligence Period, Transferor will cause Manager and the Facility Owners to apply for and diligently pursue issuance of the Licenses. Without limiting the generality of the foregoing, Transferor shall promptly provide to Transferee such information in its possession and control concerning the Company, Newco, the Pool Companies, Santa Monica LP, Santa Monica GP, Manager, the Facility Owners, the New Facility Owners and the Facilities as may be requested by any Governmental Entity in connection with the issuance of the Licenses and, if requested by such Governmental Entity, Transferor shall allow, or cause the Company, the Pool Companies, Santa Monica LP, Santa Monica GP, Manager or the Facility Owners to allow, representatives of the Governmental Entity to inspect the Facilities in connection with the application for any Licenses.

Section 9.05 Casualty. In the event that all or any portion of the Facilities is damaged or destroyed by fire or other casualty prior to Closing and the cost of repair for all such damaged or destroyed Facilities in the aggregate is less than $15,000,000.00, subject to the terms of the Existing Lease Financing, Transferor shall promptly cause the applicable Facility Owner to undertake such repair and complete the same. Closing will not be extended to permit the Facility Owner to complete the same, but subject to the terms of the Existing Owner Financing, the insurance proceeds will be escrowed to pay the costs of restoration. In the event the cost of repair thereof is equal to or greater than $15,000,000.00, Transferee, in its sole discretion, shall either (i) proceed to Closing, in which event all insurance proceeds attributable to such damage or destruction shall be retained by the Facility Owner at Closing and the amount of any deductible with respect to such damage or destruction shall be paid by Transferor and Transferee in accordance with Article XV below or (ii) as Transferee’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to Transferee, and Transferor and Transferee shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.06 Condemnation. In the event there is any permanent or temporary actual or threatened taking or condemnation of any material portion of any Facility, Transferor shall notify Transferee of the same as promptly as commercially practicable, and Transferee shall have the right, at its sole option, (i) to proceed to Closing in which event any and all proceeds of such taking or condemnation shall be delivered or assigned to the Facility Owner at Closing, or (ii) as Transferee’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to Transferee, and Transferor and Transferee shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.07 Operation of Business. Through the Closing Date, Transferor shall cause Manager to continue to manage and operate the Facilities, taken as a whole, in the ordinary course of business in the manner it has previously managed and operated the Facilities prior to the date of this Agreement.

Article X.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF TRANSFEREE AND TRANSFEROR TO CLOSE

Section 10.01 Conditions to Transferee’s Obligation to Close. The obligation of Transferee to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Transferee at or prior to Closing:

(a) Transferor shall have performed in all material respects all their respective obligations under this Agreement which are required to be performed at or prior to Closing.

(b) All representations and warranties of Transferor set forth in Article VII and Article VIII of this Agreement shall have been true and correct as of the Contract Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(c) Transferor shall have executed and/or delivered all of the documents required to be delivered at Closing pursuant to Section 11.02 (a).

(d) The Licenses shall have been issued and shall be in full force and effect, it being understood that this condition shall be deemed satisfied if any License has been issued, but such license is subject to revocation, cancellation, suspension or non-renewal in the event that post-licensure requirements that have not been satisfied as of Closing are not completed subsequent to Closing.

(e) The Refinancing shall have closed simultaneously with the closing of the transactions contemplated in this Agreement, on substantially the terms and conditions set forth in the Refinancing Term Sheet and such other terms as are customary for similar mortgage financing or otherwise reasonably acceptable to Transferee.

(f) Transferee shall have obtained the Transferee Mezz Financing, subject to terms and conditions satisfactory to Transferee in its sole and absolute discretion and subject to the terms and conditions of Section 15.05 below.

Section 10.02 Intentionally Omitted.

Section 10.03 Conditions to Transferor’s Obligation to Close. The obligation of Transferor to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Transferor at or prior to Closing:

(a) Transferee shall have performed in all material respects its obligations under this Agreement which are required to be performed at or prior to Closing.

(b) All representations and warranties of Transferee set forth in Article IV and Section 3.01(b) of this Agreement shall be true and correct as of the Contract Date and as of Closing with the same force and effect as though made on and as of the Closing Date.

(c) Transferee shall have executed and delivered all of the documents required to be delivered at Closing pursuant to Sections 11.02 (b).

(d) Provided that Transferor is not in breach of its obligations under Section 9.04, the Licenses shall have been issued and shall be in full force and effect, it being understood that this condition shall be deemed satisfied if any License has been issued, but such license is subject to revocation, cancellation, suspension or non-renewal in the event that post-licensure requirements that have not been satisfied as of Closing are not completed subsequent to Closing.

(e) The Refinancing shall have closed simultaneously with the closing of the transactions contemplated in this Agreement, on substantially the terms and conditions set forth in the Refinancing Term Sheet and such other terms as are customary for similar mortgage financing or otherwise reasonably acceptable to Transferor.

Article XI.

CLOSING

Section 11.01 Time and Place. Closing of Transferor’s assignment of Transferor’s Interest pursuant to this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP in New York City (or at such other place as Transferee and Transferor mutually agree) on the Closing Date or such other date as is mutually agreed upon by Transferor and Transferee.

Section 11.02 Delivery of Documents at Closing.

(a) At Closing, Transferor shall:

(i) Execute and deliver to Transferee (or its designee) the Assignment and Assumption of Interest Agreement.

(ii) Execute, acknowledge and deliver a certificate to Transferee confirming the matters set forth in Sections 10.01 (a) and (b) with respect to Transferor, as of the Closing Date, such certificates to be signed by an officer of Transferor.

(iii) Provide to Transferee (A) a copy of the Charter Documents of Transferor certified by a duly authorized officer of Transferor, (B) a copy of resolutions or other actions of the board of directors and shareholders of Transferor certified by a duly authorized officer of Transferor, and (C) such other evidence of the power and authority of Transferor to consummate the transactions described in this Agreement as Transferee may reasonably require.

(iv) Execute, cause to be acknowledged as appropriate and deliver to Transferee such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(v) Execute, cause to be acknowledged as appropriate and deliver to Transferee a closing statement or memorandum in a form reasonably acceptable to Transferee and Transferee (the “Closing Statement”).

(vi) Execute, cause to be acknowledged and deliver to Transferee a non-foreign status affidavit in the form of Exhibit H, as required by Section 1445 of the Code.

(vii) Execute or cause to be executed, and cause to be acknowledged and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Transferee, in connection with the transfer of Transferor’s Interests or the indirect interests in the Facility Owners to Transferee (or its designee) as contemplated hereunder.

(viii) Pay and fully satisfy all obligations which are evidenced by any Lien encumbering Transferor’s Interest which are not permitted hereunder.

(ix) Execute and deliver, or cause to be executed and delivered, all Restructuring Documents to be executed by Transferor, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP, the Facility Owners or Manager.

(x) Execute, cause to be acknowledged and deliver to the Escrow Holder one or more Transferor’s Non-Imputation Affidavits.

(xi) If a search of the title to the Transferor’s Interests discloses judgments, penalties or other returns against other Persons having names the same as or similar to that of Transferor, Transferor will, on request, execute and deliver to Transferee (or cause to be delivered to Transferee) an affidavit from Transferor to the effect that such judgments, penalties or other returns are not against Transferor.

(xii) Execute and deliver the Mezz Loan Recognition/Comfort Letter.

(b) At Closing, Transferee shall:

(i) Execute, acknowledge and deliver the Assignment and Assumption of Interest Agreement.

(ii) Execute, acknowledge and deliver a certificate to Transferor confirming the matters set forth in Sections 10.03(a) and (b) with respect to Transferee, as of the Closing Date, such certificates to be signed by an officer of Transferee.

(iii) Provide to Transferor (A) a copy of the Charter Documents of Transferee certified by a duly authorized officer or partner of Transferee, (B) a copy of resolutions or other actions of the partners of Transferee certified by a duly authorized officer or partner of Transferee, and (C) such other evidence of the power and authority of Transferee to consummate the transactions described in this Agreement as Transferor may reasonably require.

(iv) Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(v) Execute and deliver, or cause to be executed and delivered, all Restructuring Documents to be executed by Transferee, Newco, the Company, the Pool Companies, Santa Monica GP, Santa Monica LP or the Facility Owners.

(vi) Execute, cause to be acknowledged as appropriate and deliver the Closing Statement.

(vii) Execute, and cause to be notarized and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Transferee, in connection with the transfer of the Transferor’s Interest or the indirect interests in the Facility Companies to Transferee (or its designee), as contemplated hereunder.

Article XII.

INDEMNITY; DEFAULT; DAMAGES

Section 12.01 Survival. Except for those representations, warranties, covenants or agreements contained in this Agreement the obligations in relation to which are expressly stated to survive the Closing beyond the below-referenced twelve (12) month period or without time limitation, all claims for any breach by a party of any representation, warranty, covenant or agreement made by it in this Agreement or in any other Document must be set forth in reasonable detail in a written notice received by such party not later than the date that is twelve (12) months following the Closing Date and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of such twelve (12) month period. The following representations and warranties shall survive without time limit: (a) Transferee’s representations and warranties contained in Sections 4.01 through 4.09 and (b) Transferor’s representations and warranties contained in Sections 7.01 through 7.10.

Section 12.02 Intentionally Omitted.

Section 12.03 Transferee’s Remedies for Transferor’s Defaults. If Transferor breaches any of its representations or warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Transferee specifying such default, Transferee may, as its sole remedy hereunder, by delivering notice in writing to Transferor in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination) in which event Transferee shall receive a disbursement of the Down Payment, (ii) seek enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Transferor to fulfill its obligations under this Agreement, including but not limited to the transfer of Transferor’s Interest or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults.

Section 12.04 Transferor’s Remedies for Transferee’s Defaults. If Transferee breaches any of its representations or warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Transferor specifying such default, Transferor may, as its sole remedy hereunder, by delivering notice in writing to Transferee in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination), in which event Transferor shall retain the Down Payment as liquidated damages as the sole legal or equitable remedy, the parties hereby acknowledging and agreeing that the damages which Transferor would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages or (ii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults; it being expressly understood and agreed that Transferor shall not have any right or remedy to seek specific performance or injunctive relief with respect to any default by Transferee.

Section 12.05 Limitation on Liability for Business Representations. Notwithstanding anything to the contrary contained herein or in any other Document, if the Closing of the transactions hereunder shall have occurred, Transferor shall have no Liability to Transferee for the breach of the Business Representations in excess of, individually or in the aggregate, $4,000,000.00 (the “Business Representations Damage Cap”). Transferee shall not enter any judgment or collect an amount hereunder in excess of the Business Representations Damage Cap.

Section 12.06 Intentionally Omitted.

Section 12.07 Indemnification by Transferee. Transferee shall, during the applicable survival period, indemnify, defend, and hold harmless Transferor and its members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Transferee of any of its representations, warranties, covenants or agreements in this Agreement or any other Document.

Section 12.08 Intentionally Omitted.

Section 12.09 Indemnification by Transferor. Transferor shall, during the applicable survival period, indemnify, defend, and hold harmless Transferee and its respective members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of, or resulting from any breach by Transferor of any of its representations, warranties, covenants or agreements in this Agreement or any other Document, subject to the Business Representations Damage Cap with respect to breaches of the Business Representations.

Section 12.10 Intentionally Omitted.

Section 12.11 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 12.07 and 12.09, the following procedure shall apply:

(a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

(d) Failure or delay by an Indemnified Party to give prompt notice of any claim (if given prior to expiration of any applicable survival period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

Section 12.12 Exclusivity. The rights and remedies set forth in this Article XII shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any other Document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Article XIII.

DOWN PAYMENT AND ESCROW

Section 13.01 Investment of Down Payment. Escrow Agent shall deposit the Down Payment in an escrow account in the name of Escrow Agent in a commercial bank designated by

Transferee, provided that Transferee approves Wells Fargo, Bank of America, or JP Morgan Chase as such commercial bank. Escrow Agent shall invest the Down Payment in an insured interest bearing account, or in interest bearing investments backed by securities issued by the U.S. federal government, as Transferee may from time to time direct.

Section 13.02 Disbursement of Down Payment. Escrow Agent shall hold the Down Payment in escrow and release the same as follows:

(a) If at any time prior to expiration of the Due Diligence Period, Escrow Agent shall receive written notice from Transferee stating that (i) Transferee is terminating this Agreement, and (ii) Transferee is simultaneously giving Transferor a copy of such notice, Escrow Agent shall promptly disburse the Down Payment to Transferee without the need for further instructions from or approvals by any other party to this Agreement. If at any time on or prior to the date that is eight (8) Business Days after the date of this Agreement, Escrow Agent shall receive written notice from Transferor stating that (i) Transferor is terminating this Agreement due to the failure to receive the Transferor Board Consent and (ii) Transferor is simultaneously giving Transferee a copy of such notice, Escrow Agent shall promptly disburse the Down Payment to Transferee without the need for further instructions from or approvals by any other party to this Agreement.

(b) If at any time after the expiration of the Due Diligence Period, but prior to Closing, Escrow Agent shall receive written notice from Transferee stating that (i) Transferee is terminating this Agreement for a reason other than a Transferor default or another reason which would permit Transferee to receive the Down Payment, and (ii) Transferee is simultaneously giving Transferor a copy of such notice, Escrow Agent shall promptly disburse the Down Payment to Transferor, without the need for further instructions from or approvals by any other party to this Agreement.

(c) Except as provided in Section 13.02(e), if Escrow Agent shall receive written notice from Transferee (“Transferor Default Notice”) stating that (i) Transferor has failed to complete Closing in accordance with the terms of this Agreement, or has defaulted in any other manner under this Agreement, (ii) Transferor has not cured such failure or default in accordance with Section 12.02, and (iii) Transferee is demanding the return of the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferor Default Notice to Transferor. If on or before the date which is five (5) Business Days following Transferor’s receipt of the Transferor Default Notice, Transferor shall object in writing (“Transferor’s Objection Notice”) to the return of the Down Payment to Transferee, then Escrow Agent shall not return the Down Payment to Transferee. If Transferor shall not deliver a Transferor’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferor’s receipt of the Transferor Default Notice, then Escrow Agent shall promptly return the Down Payment to Transferee without the need for further instructions from or approvals by any other party to this Agreement.

(d) Except as provided in Section 13.02(e), if Escrow Agent shall receive written notice from Transferor (“Transferee Default Notice”) stating that (i) Transferee has failed to complete Closing in accordance with the terms of this Agreement, or has defaulted in any other manner under this Agreement, (ii) Transferee has not cured such failure or default in accordance with Section 12.03, and (iii) Transferor is demanding the return of the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferee Default Notice to Transferor. If on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferee Default Notice, Transferee shall object in writing (“Transferee’s Objection Notice”) to the return of the Down Payment to Transferor, then Escrow Agent shall not return the Down Payment to Transferor. If Transferee shall not deliver a Transferee’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferee Default Notice, then Escrow Agent shall promptly return the Down Payment to Transferor without the need for further instructions from or approvals by any other party to this Agreement.

(e) Subject to Section 15.05 below, if Escrow Agent shall receive written notice from Transferee (“Failure of Condition Notice”) stating that Transferee is demanding the return of the Down Payment because either (i) Transferee has failed to complete Closing in accordance with the terms of this Agreement solely due to a failure of the conditions set forth in Section 10.01(d), (e) or (f) or (ii) Transferor has failed to complete Closing in accordance with the terms of this Agreement solely due to a failure of the conditions set forth in Section 10.03(d) or (e) and confirming that Transferor is not in breach of its obligations under Section 9.04, then Escrow Agent shall immediately deliver a copy of the Failure of Condition Notice to Transferor. If on or before the date which is five (5) Business Days following Transferor’s receipt of the Failure of Transferee Condition Notice, Transferor shall object in writing to the return of the Down Payment to Transferee because (x) Transferor objects to Transferee’s statement in the Failure of Condition Notice regarding failure of any conditions specified in subsections (i) or (ii) above or (y) Transferor is demanding payment of any Transferor Reimbursable Transaction Costs from the Down Payment (“Transferor’s Failure of Condition Objection Notice”), then Escrow Agent shall not return the Down Payment to Transferee. If Transferor shall not deliver a Transferor’s Failure of Condition Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferor’s receipt of the Failure of Condition Notice, then Escrow Agent shall promptly return the Down Payment to Transferee, without the need for further instructions from or approvals by any other party to this Agreement. If Transferor’s Failure of Condition Notice specifies that Transferor is demanding payment of any Transferor Reimbursable Transaction Costs from the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferor Failure of Condition Objection Notice to Transferee and on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferor’s Failure of Condition Objection Notice, Escrow Agent shall receive written notice from Transferee stating that Transferee is objecting to the amount of Transferor Reimbursable Transaction Costs which Transferor is demanding be paid to Transferor (the “Transferee Notice of Objection to Transferor Reimbursable Transaction Costs”), then Escrow Agent shall not disburse any portion of the Down Payment to Transferor or Transferee. If Transferee shall not deliver a Transferee’s Notice of Objection to Transferor Reimbursable Transaction Costs on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferor’s Failure of Condition Objection Notice, then Escrow Agent shall promptly disburse to Transferor from the Down Payment, an amount equal to the Transferor Reimbursable Transaction Costs demanded in the Transferor’s Failure of Condition Objection Notice and return to Transferee any remaining portion of the Down Payment, without the need for further instructions from or approvals by any other party to this Agreement.

(f) Unless the Down Payment shall have been previously released by Escrow Agent pursuant to this Section 13.02, at Closing, Escrow Agent shall deliver the Down Payment to Newco as part of the Transferee Contribution.

Section 13.03 Disputes. In the event of any dispute between Transferor and Transferee regarding the disbursement of the Down Payment pursuant to Sections 13.02(c), (d) or (e), or in the event Escrow Agent shall receive conflicting demands or instructions with respect to the disbursement of the Down Payment, Escrow Agent shall withhold disbursement of the Down Payment until it receives either (i) joint written instructions from Transferor and Transferee with respect to the disbursement of the Down Payment or (ii) an order binding upon it from a court of competent jurisdiction with respect to the disbursement of the Down Payment. Notwithstanding the foregoing, in the event of any such dispute or conflicting demands or instructions, Escrow Agent shall have the right to deliver the Down Payment into the registry of any court of competent jurisdiction, and Escrow Agent shall thereupon be released from any further liabilities or obligations with respect to the Down Payment.

Section 13.04 Compensation. Escrow Agent shall receive no compensation for its services performed pursuant to this Agreement except for reasonable attorneys’ fees and costs incurred as a result of any dispute between the parties hereto. Such fees and costs shall be borne by the party adjudged by a court of competent jurisdiction to have been at fault.

Section 13.05 Liability of Escrow Agent. The parties covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any Loss which it may incur as a result of serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence. Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities (ii) to any action taken or omitted to be taken in reliance upon any document, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement or (iii) failure, insolvency, or inability of the depositary to pay said funds upon demand for withdrawal; or (iv) levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. Transferor and Transferee, hereby agree, jointly and severally, to indemnify and hold harmless Escrow Agent against any and all Losses which may be imposed upon or incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence.

Article XIV.

JOINT VENTURE AND FACILITY DOCUMENTS

Section 14.01 Formation of Joint Venture.

(a) Upon the occurrence of the Closing, Transferor and Transferee shall take such steps as may be necessary to consummate the Restructuring. Transferee shall contribute the Transferee Contribution to Newco and Transferor shall contribute the Transferor Contribution to

Newco. In connection with the Restructuring, on the Closing Date, Transferor and Transferee covenant and agree to enter into the amended and restated limited liability company agreement of Newco in the form attached hereto as Exhibit I (the “JV Agreement”), subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion, which shall amend and restate the existing limited liability company agreement of Newco and create a joint venture that will, upon the Closing and immediately following the Restructuring, directly or indirectly own the Company, the Pool Companies, Santa Monica LP, Santa Monica GP, the TRS, the Facility Owners and the New Facility Owners.

(b) Simultaneously with the Closing, Newco shall distribute the Initial Distribution to Transferor in accordance with the terms and condition of the JV Agreement.

(c) At Closing, in the event that (a) the Closing has occurred and Transferee has obtained the Transferee Mezz Financing and (b) the Stated Rate (as defined below) payable under the refinancing of the MetSun Facilities is a rate that is less than or equal to 5.25% ), the parties shall calculate the schedule of “Quarterly Interest Rate Differential Amounts” (as defined in the JV Agreement) to be attached to the JV Agreement as Schedule 1.2 in accordance with the following methodology: the Quarterly Interest Rate Differential Amount shall be an amount, calculated on a quarterly basis, equal to the difference between (a) the debt service payment that is actually payable under the refinancing of the MetSun Facilities over the term of the Refinancing (i.e., based on an interest rate of 5.25%) minus (b) debt service payment that would have been payable under the refinancing of the MetSun Facilities over the term of the Refinancing assuming the Stated Rate. The foregoing methodology (as set forth and described on Schedule 1) assumes that following the closing of the Refinancing, (i) there is no reduction to the actual interest rate payable under the refinancing of the MetSun Facilities and (ii) there are no partial prepayments of any outstanding principal under the refinancing of the MetSun Facilities. Transferor and Transferee acknowledge and agree that in the event following the closing of the Refinancing, either (i) the actual interest rate payable under the refinancing of the MetSun Facilities is reduced such that the same is less than 5.25% or (ii) there is a partial prepayment of principal made by the borrower thereunder, the Quarterly Interest Rate Differential Amounts shall be adjusted accordingly such that the same shall be calculated based upon the reduced interest rate and/or then outstanding principal balance of the loan evidenced by the refinancing of the MetSun Facilities, as applicable; it being understood and agreed that in the event of a reduction in the actual interest rate payable under the refinancing of the MetSun Facilities following Closing, the interest rate differential for purposes of recalculating the Quarterly Interest Rate Differential Amounts shall be the new reduced interest rate and the Stated Rate. By way of example only, assuming a Stated Rate of 5.10%, in the event the actual interest rate payable under the refinancing of the MetSun Facilities is reduced following the Closing to a rate that is equal to or less than 5.10%, no Quarterly Interest Rate Differential Amounts would be due and payable thereafter. The “Stated Rate” shall mean the actual rate quoted by Lender as of the “rate lock” date but in no event shall the Stated Rate, for purposes of this Section 14.01(c) and calculation of the Quarterly Interest Rate Differential Amount, be less than 4.95%. An example of the methodology described in this Section 14.01(c) is attached hereto as Schedule 1 assuming a Stated Rate of 5.10% per annum for the refinancing of the MetSun Facilities.

Section 14.02 Termination of Existing Facility Documents.

(a) On or prior to the occurrence of the Closing, Manager shall, and Transferor shall cause each Facility Owner to, terminate the Prior Management Agreements pursuant to a Termination of Management Agreement substantially in the form attached hereto as Exhibit J (individually, a “Management Termination” and collectively, the “Management Terminations”).

(b) On or prior to the occurrence of the Closing, Manager shall, and Transferor shall cause the Company, the applicable Pool Company, and each applicable Facility Owners to, terminate the Prior Owner Agreements pursuant to a Termination of Owner Agreement substantially in the form attached hereto as Exhibit K (individually, a “Owner Agreement Termination” and collectively, the “Owner Agreement Terminations”).

(c) On or prior to the occurrence of the Closing, Manager shall, and Transferor shall cause the Company, the applicable Pool Company and the applicable Facility Owners to, terminate the Prior Pooling Agreements pursuant to one or more Terminations of Manager Pooling Agreement, substantially in the form attached hereto as Exhibit L (the “Pooling Agreement Termination”).

Section 14.03 New Facility Documents.

(a) Deed Conveyance of Real Property. Upon the occurrence of the Closing and immediately prior to the transfer of the Pool Companies, Conn. Ave. Facility Owner and Santa Monica LP. from the Company to TRS, Transferor and Transferee shall cause the Facility Owners to transfer and convey to the New Facility Owner, fee simple title in and to the Real Property (the “Deed Transfers”). The Deed Transfers shall be made by special warranty deed in form customary for the jurisdiction in which the applicable Real Property is located and reasonably approved by Transferor and Transferee, subject to changes requested by Lender and approved by Transferor and Transferee in their reasonable discretion. Each Facility Owner shall further assign, transfer and convey to the applicable New Facility Owner, all right, title and interest of such Facility Owner in and to any and all tangible and intangible personal property relating directly or indirectly to the applicable Real Property and/or Facility. Such assignment, transfer and conveyance of personal property shall be made by bill of sale in form reasonably approved by Transferor and Transferee, subject to changes requested by Lender and approved by Transferor and Transferee in their reasonable discretion.

(b) Operating Lease. Upon the occurrence of the Closing, Transferor and Transferee shall cause each New Facility Owner and Facility Lessee (as hereinafter defined) to enter into a Lease substantially in the form attached hereto as Exhibit M (each, an “Operating Lease”), subject to changes requested by Lender and approved by Transferor and Transferee in their reasonable discretion and to changes agreed to by Transferor and Transferee in their reasonable discretion as necessary to conform to local law. Any and all references to “Facility Lessee” or “Facility Lessees” herein shall mean the applicable Facility Owner in its capacity as the lessee under the Operating Lease.

(c) Management Agreement. Upon the occurrence of the Closing, Manager shall, and Transferor and Transferee shall cause each Facility Lessee to, enter into a Management Agreement for the management and marketing services of the Facilities substantially in the form attached hereto as Exhibit N (each, a “New Management Agreement”), subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion.

(d) Management Agreement Guaranty. Upon the occurrence of the Closing, Transferor and Transferee shall cause Newco to enter into a Guaranty in favor of Manager substantially in the form attached hereto as Exhibit O (each, a “Management Agreement Guaranty) with respect to each New Management Agreement, subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion

(e) Manager Pooling Agreement. Upon the occurrence of the Closing, Manager shall, and Transferor and Transferee shall cause Newco and each of the Facility Lessees, to enter into the Manager Pooling Agreement substantially in the form attached hereto as Exhibit P (the “Manager Pooling Agreement”), subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion, to pool revenues and expenses of the Facilities leased by such Facility Lessee for purposes of, among other things, netting such revenues at one Facility against expenses at the other Facilities leased by such Facility Lessee.

Section 14.04 Other Documents.

(a) Delegation Agreement. At Closing and in connection with the execution of the JV Agreement, Transferor and Transferee shall cause the Transferor and Transferee entities that are parties to the JV Agreement, respectively, to execute a Delegation Agreement in the form attached hereto as Exhibit Q (the “Delegation Agreement”) pursuant to which the applicable Transferee party to the JV Agreement shall delegate to the applicable Transferor party to the JV Agreement, certain responsibilities and obligations of the managing member under the JV Agreement.

(b) Contribution and Indemnification Agreement. At Closing and in connection with the closing of the Refinancing, Transferor and Transferee shall cause the Transferee and Transferor guarantors of the loan (the “Loan”) evidenced by the Refinancing (together, the “Guarantors”), respectively, and Newco, to execute a Contribution and Indemnification Agreement in the form attached hereto as Exhibit R (the “Contribution and Indemnification Agreement”), subject to (i) changes required to conform to the documents evidencing the Refinancing and (ii) changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion, pursuant to which Transferee and the Guarantors set forth the rights of Guarantors against Transferee if Guarantors make payments under any guarantees of the Loan and Guarantor set forth their understanding concerning the manner in which they will share liability between themselves if either pays more than their proportionate share of any obligation under any guarantees of the Loan.

Section 14.05 Escrow. Transferee, Transferor and Manager shall cause their respective executed counterparts to the JV Agreement, Management Terminations, Owner Agreement Terminations, Pooling Agreement Termination, Operating Leases, New Management Agreements, Management Agreement Guaranties, Manager Pooling Agreement, Delegation Agreement, Contribution and Indemnification Agreement, together with any other agreements, leases, certificates or other documents reasonably necessary to effectuate the Restructuring and otherwise in form and substance reasonably acceptable to Transferor, Transferee and Manger and any additional documents required by Lender to implement the Refinancing and agreed to by Transferor and Transferee in their reasonable discretion (collectively, the “Restructuring Documents”), to be deposited into escrow with Escrow Agent prior to Closing pursuant to an escrow agreement and instruction letter mutually satisfactory to Transferor and Transferee which shall provide that such documents shall be released from escrow and made effective upon the consummation of the Closing.

Article XV.

FEES AND EXPENSES

Section 15.01 Fees and Expenses.

(a) Except as otherwise specifically provided in this Agreement, Transferor and Transferee shall each pay the fees and expenses of their own attorneys, accountants, financial advisors, investment bankers and employees in connection with the preparation and negotiation of this Agreement, all documents prepared and negotiated pursuant to this Agreement, and the Restructuring Documents (collectively, the “Documents”), and such amounts shall not count against the Transferee Closing Cost Amount; provided, that, the fees and expenses of local counsel engaged to represent Newco in connection with the Restructuring (“Local Counsel Costs”) shall be borne in accordance with Section 15.08 below.

(b) Subject to Section 15.05 below, any Third-Party Costs incurred by Transferee or its Affiliates shall be paid solely by Transferee without contribution from Transferor and shall not be counted against the Transferee Closing Cost Amount under Section 15.08 below, unless such costs were required to be incurred in connection with the Refinancing (collectively, the “Refinancing Third-Party Costs”), in which event such Refinancing Third Party Costs shall be borne in accordance with Section 15.08 below and shall be counted against the Transferee Closing Cost Amount under Section 15.08 below. Subject to Section 15.05 below, any Third-Party Costs incurred by Transferor or its Affiliates shall be paid solely by Transferor without contribution from Transferee, unless such costs are Refinancing Third-Party Costs, in which event such costs and expenses, shall be borne in accordance with Section 15.08 below. It is understood, acknowledged and agreed by Transferor and Transferee that, subject to Section 15.05 below, any Refinancing Third-Party Costs incurred in connection with the Refinancing shall be borne in accordance with Section 15.08 below regardless of whether any such Refinancing Third-Party Costs would have been incurred by Transferee or its Affiliates had there been no Refinancing and such Refinancing Third Party Costs shall be counted against the Transferee Closing Cost Amount. Any Third-Party Costs incurred by Transferee which are not also Refinancing Third-Party Costs, shall be paid solely by Transferee (and shall not be counted against the Transferee Closing Cost Amount) and any Third-Party Costs incurred by Transferor which are not also Refinancing Third-Party Costs, shall be paid solely by Transferor. As used herein, the term “Third-Party Costs” shall mean all third party, out-of-pocket due diligence costs incurred in connection with the evaluation of the Real Property, the Facilities, Newco, the Company, the Pool Companies, Santa Monica LP, Santa Monica GP and the Facility Owners, including, without limitation, surveys, soil tests, engineering tests or other tests, environmental studies, market studies, other studies, reports, and property appraisals. Subject to Section 15.05 below, to the extent that the Refinancing Third-Party Costs incurred by Transferee or its Affiliate are known and have or shall be paid on or prior to the Closing Date by Transferee or its Affiliate, Transferor shall reimburse Transferee for Transferor’s allocated share of such costs in accordance Section 15.08 below in immediately available funds. Subject to Section 15.05 below, to the extent that the Refinancing Third-Party Costs incurred by Transferor or its Affiliate are known and have or shall be paid on or prior to the Closing Date by Transferor or its Affiliate, Transferee shall reimburse Transferor for Transferee’s allocated share of such costs in accordance with Section 15.08 below in immediately available funds.

Section 15.02 Title Costs. Subject to Section 15.05 below, the cost of the Title Commitments and the Title Policies (including any non-imputation endorsements and other customary endorsements thereto) and any escrow costs and other fees associated therewith (collectively, the “Title Insurance Costs”) shall be borne by Section 15.08 below.

Section 15.03 Transfer Taxes. Any real estate transfer taxes, fees or similar charges incurred in connection with the Restructuring (collectively, the “Transfer Taxes”) will be borne in accordance with Section 15.08 below.

Section 15.04 Other Closing Costs. Except as explicitly set forth herein, all other costs, expenses and legal fees incurred by Transferee or Transferor in connection with the Closing, including, without limitation, costs, expenses and legal fees incurred in connection with (i) the Refinancing, and (ii) the issuance of the Licenses to Newco, the Company, the Facility Lessees, the Facility Owners and/or Manager (collectively, the “Other Shared Closing Costs”), shall be borne in accordance with Section 15.08 below.

Section 15.05 Transferee Mezz Financing Cost Reimbursement. Notwithstanding anything to the contrary contained herein, in the event that Transferee is unable to obtain the Transferee Mezz Financing on terms satisfactory to Transferee and the Closing does not occur for any reason, then Transferee shall reimburse Transferor promptly upon demand, accompanied by reasonable detailed backup information, for all reasonable out of pocket costs and expenses incurred by Transferor solely in connection with this transaction, the proposed Restructuring and the proposed Refinancing, including, without limitation, attorneys fees, expenses and disbursements, Local Counsel Costs, Third Party Costs, Title Insurance Costs, Other Shared Closing Costs, Refinancing Fees, Other Refinancing Fees and Expenses (collectively, the “Transferor Reimbursable Transaction Costs”); provided, however, (a) the Transferor Reimbursable Transaction Costs payable to Transferor shall not exceed in the aggregate, an amount equal to Four Million and No/100 Dollars ($4,000,000.00) less any Transferor Reimbursable Transaction Costs which Transferee has previously paid on Transferor’s behalf and (b) if (x) Transferee is unable to obtain the Transferee Mezz Financing, (y) the Closing does not occur for a reason other than Transferee’s inability to obtain the Transferee Mezz Financing and (z) but for such reason Transferee would have been able to obtain the Transferee Mezz Financing, then Transferor shall not be entitled to any Transferor Reimbursable Transaction Costs under this Section 15.05. Transferee agree that in the event Transferor Reimbursable Transaction Costs are due from Transferee to Transferor hereunder, Transferor may (but is not obligated to and any failure to do so shall not waive Transferor’s right to reimbursement of the Transferor Reimbursable Transaction Costs), subject to Section 13.02(e) hereof, instruct Escrow Agent in its Transferor’s Failure of Condition Objection Notice to, at Transferor’s option, make such reimbursement to Transferor from the Down Payment, it being understood that if Transferor elects to take reimbursement from the Down Payment, then to the extent the Transferor Reimbursable Transaction Costs exceed the Down Payment, Transferee shall remain obligated to reimburse Transferor an amount to such excess in accordance with the terms of this Section 15.05 and to the extent the Transferor Reimbursable Transaction Costs do not exceed the Down Payment, the difference between the Down Payment and the Transferor Reimbursable Transaction Costs shall be delivered to the Transferee. In connection with the closing of the Transferee Mezz Financing, Transferor acknowledges and agrees to execute and deliver to the Transferee Mezz Lender, at Closing, a recognition/comfort letter in the form attached hereto as Exhibit S (the “Mezz Loan Recognition Agreement”). In no event shall Transferor be entitled to any Transferor Reimbursable Transaction Costs if the Closing does not occur because Transferor fails or otherwise refuses to execute and deliver the Mezz Loan Recognition Agreement at Closing.

Section 15.06 Intentionally Omitted.

Section 15.07 Other Transferee Mezz Financing Costs. Notwithstanding anything to the contrary contained herein, Transferee shall pay the fees and expenses of its own attorneys, accountants, financial advisors, investment bankers and employees in connection with the preparation and negotiation of the Transferee Mezz Financing, including, without limitation, any fees, costs and expenses payable to Lender in connection with the Transferee Mezz Financing. In no event shall any such costs be counted against the Transferee Closing Cost Amount or entitle Transferee to capital account credit under the JV Agreement.

Section 15.08 Transferee Closing Cost Amount. Transferee shall bear the costs of any Refinancing Third-Party Closing Costs, Local Counsel Costs, Title Insurance Costs, Transfer Taxes, Other Shared Closing Costs (other than costs of preparation and negotiation of the Documents which shall be borne by Transferor and Transferee as set forth in Section 15.01 above), Refinancing Fee or Other Refinancing Fees and Expenses to the extent that such costs are equal to or less than the Transferee Closing Cost Amount. To the extent that any Refinancing Third-Party Closing Costs, Local Counsel Costs, Title Insurance Costs, Transfer Taxes, Other Shared Closing Costs (other than costs of preparation and negotiation of the Documents which shall be borne by Transferor and Transferee as set forth in Section 15.01 above), Refinancing Fee or Other Refinancing Fees and Expenses are greater than the Transferee Closing Cost Amount (such greater costs, the “Shared Expenses”), then such greater costs will be borne by Transferor and Transferee in accordance with their respective percentage interests in Newco following the Restructuring. Any payments by Transferor or Transferee in respect of any Shared Expenses shall be deemed capital contributions of Transferor and Transferee, as applicable, under the JV Agreement. Transferor and Transferee hereby acknowledge and agree that amount of the Transferee Closing Cost Amount due and payable by Transferee pursuant to this Section 15.08 shall be netted and paid from the Transferee Cash Contribution Amount.

Article XVI.

REFINANCING

Section 16.01 Cooperation. Transferor and Transferee will cooperate and use commercially reasonable efforts to secure the Refinancing. The proceeds of the Refinancing shall be utilized at Closing to repay in full the Existing Owner Financing encumbering the MetSun Facilities.

Section 16.02 Financing Fees. Subject to Section 15.06 above, any (a) financing fee, extension fee, rate lock fee, interest rate breakage costs or other similar fee in connection with the Refinancing (a “Refinancing Fee”) required to be paid prior to the Closing, (b) Refinancing Third-Party Costs and (c) any other fees and expenses incurred in connection with the Refinancing (including, without limitation, any legal fees of a lender, any mortgage recordation or similar fees and any due diligence costs incurred by a lender) (collectively, the “Other Refinancing Fees and Expenses”) shall be shall be borne in accordance with Section 15.08 above.

Section 16.03 Refinancing Closing. The closing of the Refinancing and the Closing hereunder shall occur simultaneously. At the Closing, Transferor and Transferee shall deliver, and shall cause Newco and its subsidiaries to deliver, those documents, instruments and other deliveries as are required to be delivered to consummate the Refinancing, including, without limitation, any guaranties, to the extent reasonably acceptable to Transferor and Transferee, and any such documents shall constitute Restructuring Documents hereunder.

Article XVII.

REPRESENTATIONS AND WARRANTIES OF MANAGER

Section 17.01 Manager Representations. Manager hereby represents and warrants to Transferee as follows:

(a) Manager is a Virginia corporation duly formed and validly existing under the laws of the state of its organization, with all requisite power and authority to carry on its business as now being conducted. Manager has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Manager. This Agreement has been, and such other agreements to be entered into by Manager will be, executed and delivered by a duly authorized officer of Manager and upon execution of same shall constitute the valid and binding obligations of Manager, enforceable against Manager in accordance with the terms hereof and thereof, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general principles of equity.

(c) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Manager do not: (i) to Manager’s knowledge violate any decree or judgment of any court or governmental authority that may be applicable to Manager; (ii) to Manager’s knowledge violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under, any contract or agreement to which Manager is a party; or (iv) violate or conflict with any provision of the organizational documents of Manager.

Article XVIII.

MISCELLANEOUS

Section 18.01 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by any other party in order more effectively to consummate the transactions contemplated hereby.

Section 18.02 Intentionally Omitted.

Section 18.03 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, or by electronic mail or facsimile (provided that an additional copy is delivered by one of the foregoing methods), addressed as follows:

(a) If to Transferor:

c/o Sunrise Senior Living, Inc.

7900 Westpark Drive, Suite T-900

McLean, Virginia 22102

Attn.: General Counsel

Telecopy No.: (703) 744-1990

Telephone No.: (703) 854-0334

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn.: Eugene A. Pinover, Esq.

Telecopy No.: (212) 728-9254

Telephone No.: (212) 728-8254

(b) If to Transferee, to:

CHT Partners, LP

CNL Center at City Commons

450 South Orange Ave.

Orlando, Florida 32801

Attn.:	Joseph T. Johnson, SVP and CFO and
Holly Greer, SVP and General Counsel

Telecopy No.: 407-540- 2544
Telephone No.:	407-540-7618 (Johnson)
407-540-7546 (Greer)

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, PA

215 North Eola Drive

Orlando, Florida 32801

Attn.: Peter Luis Lopez, Esq.

Telecopy No.: 407-843-4444

Telephone No.: 407-418-6277

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the fifth Business Day following the date so mailed, (ii) if delivered by courier, on the date received and (iii) if sent by facsimile, on the date transmitted if during normal business hours of the recipient, and otherwise on the next Business Day of the recipient, in each case as evidenced by receipt by the sending party of electronic confirmation of successful transmission form the receiving party’s facsimile machine.

Section 18.04 Entire Agreement. This Agreement, the Exhibits and the other Documents contain the entire understanding among the parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the parties hereto. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties with respect to the subject matter hereof other than as set forth in this Agreement and the Exhibits and other Documents.

Section 18.05 Not Construed Against Drafter. This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 18.06 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 18.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided that Transferor or Transferee may assign all of their respective rights under this Agreement to an Affiliate, provided further that (i) the respective representations and warranties of Transferor or Transferee hereunder shall be true and correct in all material respects as applied to the applicable assignee, (ii) both Transferee or Transferee, as applicable, and the assignee shall execute and deliver to the other parties hereto a written instrument in form and substance satisfactory to such parties, in their reasonable discretion, in which Transferee or Transferee, as applicable, and the assignee agree to be jointly and severally liable for performance of all of the applicable assignee’s obligations under this Agreement, (iii) Transferee or Transferor, as applicable, and the assignee shall deliver such other documents and instruments as reasonably requested by the other parties hereto, including appropriate certified resolutions of the members or boards of directors of Transferee or Transferor, as applicable, and the assignee and (iv) Transferor or Transferee, as applicable, shall remain fully liable for its obligations under this Agreement.

Section 18.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

Section 18.09 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

Section 18.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

Section 18.11 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 18.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

Section 18.13 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

Section 18.14 Exhibits. Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit (other than Exhibits that are to be separately executed and delivered as Documents) is hereby incorporated by reference and made a part hereof as if fully set forth herein.

Section 18.15 Attorneys’ Fees. In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a Person asserting a claim, such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, such Person is successful in denying substantially all of the relief sought.

Section 18.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, SELLER’S INTEREST, THE FACILITIES OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 18.17 Facsimile and PDF Signatures. Signatures to this Agreement transmitted by telecopy or by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature or signature transmitted by electronic mail in PDF format and shall accept the telecopied signature or signature transmitted by electronic mail in PDF format of each other party to this Agreement.

Section 18.18 Informational Meetings. Transferor and Transferee each agree to hold meetings with the other party at reasonable times and upon reasonable notice to review and discuss the status of this Agreement and the Refinancing. Such meetings shall be held at the corporate headquarters of Transferor or Transferee or by telephone, as agreed to by the parties.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

TRANSFEROR:

SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

By:	/s/ Edward W. Burnett
Name:	Edward W. Burnett
Title:	Vice President

TRANSFEREE:

CHT PARTNERS, LP, a Delaware limited partnership

By:	CHT GP, LLC, a
Delaware limited liability company,
its general partner

By:	CNL Healthcare Trust, Inc., a
Maryland corporation, managing
member of general partner

By:	/s/ Holly Greer
	Name:	Holly Greer
	Title:	Senior Vice President

MANAGER

SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation

By:	/s/ Edward W. Burnett
Name:	Edward W. Burnett
Title:	Vice President

Executed for the purpose of acknowledging and agreeing

to the obligations of the Escrow Agent hereunder:

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Kara M. Grassi
Name:	Kara M. Grassi
Title:	V.P. and NCS-FL Underwriting Mgr

Schedule 1

Example Calculation of Quarterly Rate Differential

Exhibit A

Facilities; Facility Owners

Exhibit B

Refinancing Term Sheet

(See attached.)

Exhibit C

Prior Management Agreements and Prior Owner Agreements

Exhibit D

Form of Assignment and Assumption of Interest Agreement

(See attached.)

Exhibit E

Intentionally Omitted

Exhibit F

Transferor’s Non-Imputation Affidavit

Exhibit G

Intentionally Omitted

Exhibit H

Non-Foreign Status Affidavit

(See attached.)

Exhibit I

Form of JV Agreement

(See attached.)

Exhibit J

Form of Management Termination

(See attached.)

Exhibit K

Form of Owner Agreement Termination

(See attached.)

Exhibit L

Form of Termination of Manager Pooling Agreement

Exhibit M

Form of Operating Lease

(See attached.)

Exhibit N

Form of New Management Agreement

(See attached.)

Exhibit O

Form of Management Agreement Guaranty

(See attached.)

Exhibit P

Form of Manager Pooling Agreement

(See attached.)

Exhibit Q

Form of Delegation Agreement

(See attached.)

Exhibit R

Form of Contribution and Indemnification Agreement

(See attached.)

Exhibit S

Form of Mezz Loan Recognition/Comfort Letter

(See attached.)